Exhibit 10.2

MID-TERM LOAN CONTRACT

SIERRA METALS INC.

DIA BRAS PERU S.A.C.

DIA BRAS MEXICANA S.A. DE C.V.

As Co-obligors,

BANCO DE CRÉDITO DEL PERÚ

As Lenders,

And

BANCO DE CRÉDITO DEL PERÚ

As Administrative Agent and Agent of Guarantees

Lima, 8 March 2019

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Mid-Term Loan Contract

Mr. Notary Public:

We come before you to ask you to register a deed in your Registry of Public Deeds in which this Mid-Term Loan Contract is registered (hereafter referred to as: the “Contract”);

entered by:

As jointly liable Co-obligors in respect to the obligations subject of this Contract (hereafter referred to as the “Co-obligors”):

-	Sierra Metals Inc., a society duly constituted and existing in accordance with the Laws of the province of Ontario, in Canada, with residence at 161 Bay St. Suite 4260, P.O. Box 200, Toronto, Ontario, M5J2S1, Canada, duly represented by Mr. Danilo Guevara Cotrina, identified with National Document of Identity N° 29654879, according to powers registered with entry code A0006, in the Electronic Registration Folio N° 12770683 of the “Registro de Personas Jurídicas de la Oficina Registral de Lima y Callao” (Registry of Legal Business Entities of the Office of Public Records of Lima and Callao); hereafter referred to as (“SMI”);

-	Día Bras Mexicana S.A. de C.V., an existing PLC company duly constituted and existing under the Laws of the Republic of the United States of México (Estados Unidos de Mexico), with residence to these effects at Blas Cano de los Rios No. 500, Col. San Felipe, Chihuahua, Chihuahua, C.P. 31203, duly represented by Mr. Danilo Guevara Cotrina, identified with National Document of Identity N° 29654879, at the moment undergoing the process of registration of powers, holding Registration Title N° 2019-548900 , hereafter referred to as “DBM”; and

-	Día Bras Perú S.A.C., a PLC company constituted and existing in accordance with the Laws of the Republic of Peru, identified with RUC Nº 20543482316, with residence at 450 Pedro de Osma Avenue, district of Barranco, province and department of Lima, duly represented by Mr. Danilo Guevara Cotrina, identified with National Document of Identity N° 29654879, according to powers registered in the Electronic Registration Folio N° 12664007 of the “Registro de Personas Jurídicas de la Oficina Registral de Lima y Callao”(Registry of Legal Business Entities of Lima and Callao), hereafter referred to as “DBP”.

As lenders:

BANCO DE CRÉDITO DEL PERÚ, registered with RUC N° 20100047218, with residence at 156 Calle Centenario, Urb. Las Laderas de Melgarejo, district of La Molina, province and department of Lima, represented by Luis Mauricio Puelles Cáceres, identified with National Document of Identification No. 41643818, and by Mr. Alejandro Molinari Arroyo, identified with National Document of Identification No. 1005831, both authorized to the effect of entering this Contract by the powers registered with entry codes C0501 and C0500 respectively, in the Electronic Record Folio N° 11009127 of the “Registro de Personas Jurídicas de la Oficina Registral de Lima y Callao” (Registry of Legal Business Entities that covers both the cities of Lima and Callao) (in the function of lenders, hereafter referred to as “BCP”).

As Administrative Agent and Agent of Guarantees:

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BANCO DE CRÉDITO DEL PERÚ, registered with RUC N° 20100047218, with residence at 156 Calle Centenario, Urb. Las Laderas de Melgarejo, district of La Molina, province and department of Lima, represented by Roberto Balarezo Medina, identified with DNI N° 41685242, and Juana Lucy Milagros Cossío Cavero, identified with DNI N° 07831871, both authorized to the effect by the powers registered with entry codes C00325 and C00513 respectively, in the Electronic Record Folio N° 11009127 of the “Registro de Personas Jurídicas de la Oficina Registral de Lima y Callao” (Registry of Legal Business Entities that covers both the cities of Lima and Callao) (in the function of administrative agent and agent of guarantees, the “Agent”).

The Co-obligors, on one side, and BCP (as the lender and the Agent) on the other, will be referred to, individually as “Party”, and jointly as “Parties”.

This Contract is entered observing the following terms and conditions:

First: Definitions

1.1.	Unless otherwise indicated, or if the context so requires it, the terms whose first letter has been typed in capital letters, written in this Contract, will have the meaning indicated in this Clause as follows:

1.1.1.	Corona Shares: are the 29’444,028 common shares with right to vote that represent approximately 92.33 % of the social capital of Corona, that are currently owned by DBP.

1.1.2.	Bolivar Shares: are the 50,000 common shares with right to vote that represent 100% of the social capital of Bolivar, currently owned by DBM (49,000 shares) and Exmin (1,000 shares

1.1.3.	DBM Shares: are the 864’139,501 common shares with right to vote that represent 100% of the social capital of DBM, currently owned by SMI (864’139,499 shares) and Mr. Igor Alcides Gonzáles Galindo (2 shares).

1.1.4.	DBP Shares: are the 385’278,558 common shares with right to vote that represent 100% of the social capital of DBP, currently owned by SMI (385’278,557 shares) and DBM (1 share).

1.1.5.	Exmin Shares: are the 530’430,000 common shares with right to vote that represent 100% of the social capital of Exmin, currently owned by SMI (530’429,500 shares) and DBM (500 shares).

1.1.6.	Servicios de Mineria Shares: are the 50,000 shares with right to vote that represent 100% of the social capital of Servicios de Minería, currently owned by DBM (49,999 shares) and Exmin (1 share).

1.1.7.	Mining Assets: are the essential mining assets for the development of the mining activities of the Co-obligors or of the Existing Subsidiaries, detailed in Annex 1.1.7 of this Contract, having been established that in respect to the assets located in Mexico, such listing is referential and it will be confirmed or modified in the addendum of this Contract to be entered in accordance with what has been established in Numeral 6.3.14.

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1.1.8.	Affiliate: in respect to a business entity, it will mean: (i) their subsidiaries; (ii) any business entity that owns representative shares of the social capital or holds social participations, or somehow participates in the ownership of such, directly or through Subsidiaries, insofar their participation is greater than 25% (twenty-five per cent); (iii) the Subsidiaries of these; (iv) any person exercising an Effective Control over this and the other persons over which the former also exercises an Effective Control; and (v) the Subsidiaries of the latter.

1.1.9.	Agent: is the BCP, acting as administrative agent and agent of guarantees of the banks in accordance with Clause Fourteenth and others applicable to this Contract, or the entity that substitutes it and becomes subjected to what has been established in Clause Fourteenth.

1.1.10.	Governmental Authority: is any entity (including arbitral tribunals and organs) that exercise executive, legislative, regulatory, jurisdictional, municipal, or administrative functions that correspond to the functions of government, or exercise jurisdiction over the Persons or matters in question.

1.1.11.	Banks: refers to BCP, and if applicable, any Authorized Assignee.

1.1.12.	BCP: refers to Banco de Crédito del Perú.

1.1.13.	Bolívar: is the entity Bolívar Administradores S.A. de C.V., an existing society rightfully constituted under the norms applicable in Mexico.

1.1.14.	Cash: is the cash and cash equivalents together, according to what has been reported for the corresponding period in accordance with the financial consolidated statements of SMI reported to the BCP.

1.1.15.	CAPEX: is any expense or capital investment related to the acquisition, maintenance, improvement, or replacement of fixed or intangible assets, or other similar operations that are registered under activities of investment in the statements of cash flow, in accordance with NIIF or with the norms of accounting applicable in Mexico.

1.1.16.	Consolidated CAPEX: is any expense or capital investment related to the acquisition, maintenance, improvement, or replacement of fixed or intangible assets, or other similar operations that are registered under activities of investment in the statements of cash flow of SMI at a consolidated level, in accordance with NIIF.

1.1.17.	Cavali: is Cavali S.A. I.C.L.V., a Peruvian company which conducts their business in compensation and liquidation of financial instruments in which the Corona Shares are annotated.

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1.1.18.	Authorized Assignee: is any entity of those mentioned in numerals (i), (ii), and (iii) of this definition, that acquires a contractual position, rights, and/or the obligations of one or more banks in this Contract in accordance with the terms of this Contract, and enters a Contract of Adhesion and any other Contract or document that the Agent and the corresponding authorized assignee agree to enter. Authorized Assignees can only be: (i) the banks, their Affiliates or, as long as they are business entities registered within the national financial system regulated by General Law; (ii) any other bank or financial institution of those mentioned in article 16 of the General Law as long as they have the classification of minimum risk “A” granted by two risk classifying companies duly authorized by the SMV, or the equivalent classification that can be established in the future by a norm of general character; and (iii) any international financial institution, as long as the realization of transactions with such international financial institution is not forbidden in accordance with the regulations of the OFAC (Office of Foreign Asset Control) of the Treasury Department of the United States of America. The category of Authorized Assignee will be acquired from the Working Day following the date the Agent receives a rightfully written copy of the corresponding Contract of Adhesion, and the other contracts and documents , if it is the case, that are agreed to be entered.

1.1.19.	Civil Code: is the Civil Code of Peru, approved by Legislative Decree No. 295, as it can be modified and/or complemented in the future.

1.1.20.	Commissions: are the Commission of Structuring, the Commission of Commitment, the Commission for Not Using Funds, the Commission of Funds Breaching, and any other commission from the Co-obligors that has been contemplated in the Loan Documents.

1.1.21.	Commission of Commitment: is the commission for the availability of the commitment and maintenance of the Compensatory Interest Rate under this Contract in addition to the applicable Taxes. The Commission of Commitment is of zero naught eighty percent (0.80%) over the average of the balances not disbursed from the Loan Amount. The Commission of Commitment will be accrued from 18 April 2019 and will continue to be accrued until the termination of the Period of Availability. If it were the case, this commission would be paid by the Co-obligors upon the termination of the Period of Availability.

1.1.22.	Commission of Structuring: is the commission that the Co-obligors will pay BCP and the Structurer for the advice given in the structuring of the Loan plus the Taxes originated from it, in accordance with what has been agreed between the Co-obligors and the Structurer through a private document. The Structuring Commission will be calculated in respect of the Loan Amount and will be paid at the Date of Closing, in accordance with the indications set out in a private document.

1.1.23.	Commission for Not Using the Funds: is the commission that the Co-obligors will pay the Banks upon the termination of the Period of Availability, in case there has not been disbursements in favor of the Co-obligors of at least 70% of the Loan Amount before the expiration of the Period of Availability, and will be equal to one per cent (1.00%) of the Loan Amount not disbursed plus the applicable taxes.

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1.1.24.	Commission for Breaching of Funding: is the commission that the Co-obligors will pay the Bank in case of carrying out Obligatory Prepayments or Voluntary Prepayments, and that is constituted of the excess, if it is the case, between (i) the interest that would have been accrued over the amount prepaid during the ongoing days from the date of the prepayment until the date of the expiration of the next Payment Date; and (ii) the interest that the Bank could obtain over the principal prepaid in a deposit in a financial entity of the highest credit classification in the international market, for the days that elapse from the Working Day following the prepayment until the due date of the next Date of Payment. This amount will be communicated and duly justified by the Agent and the Co-obligors for its payment in the date scheduled for the prepayment.

1.1.25.	Disbursement Commitments: means the commitments that BCP and each one of the other banks (if there were any after the Closing Date), for carrying out the Disbursements of the Loan; initially, 100% of the Commitments of Disbursement corresponds to BCP.

1.1.26.	Acknowledgement: is the actual acknowledgement of each one of the general management offices of the Co-obligors (or of any other management office with a rank equivalent in accordance with the Applicable Norms of each Co-obligors) over the matters of the respective Co-obligors and of their Subsidiaries, acquired, or that was supposed to be acquired acting reasonably in respect to the development of the businesses of such Co-obligors and their Subsidiaries, and in accordance with the parameters of ordinary diligence used for such businesses.

1.1.27.	Contract of Adhesion: is the contract that will be entered by the Authorized Assignees and the Agent, in accordance with the model format set out in Annex 1.1.27, to be incorporated to the Loan as Authorized Assignees.

1.1.28.	Loan Contract or Contract: is this mid-term loan contract, as it can be afterwards modified in the future.

1.1.29.	Contracts of Guarantee: are the contracts by which Specific Guarantees are constituted in support of the compliance of the obligations foreseen in this contract.

1.1.30.	Effective Control: A Person has Effective Control over a legally constituted person when:

a.	Is the owner, directly or indirectly, of over fifty percent (50%) of the shares with voting rights, or of participation in the social capital; or
b.	Without having fifty percent (50%) of the rights to vote in the shareholders general meeting, can designate or remove most of the members of the Board or similar organ; or,
c.	Owns, directly or indirectly, a representation in the Board or similar organ, over fifty percent (50%) of its participants; or
d.	By any means not previously foreseen (whether contractual or not), controls the power of decision within such legally constituted business entity.

For the mere effect of this contract, it will be construed that Arias Resource Capital Management LP (ARC Fund), through the funds they manage, has the direct Effective Control of SMI and indirect Effective Control of DBP, DBM and their Existing Subsidiaries.

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1.1.31.	Co-obligors: are SMI, DBM y DBP together, the three of which have the category of being jointly liable in respect to the compliance of the obligations object of this contract.

1.1.32.	Corona: is Sociedad Minera Corona S.A., a society duly constituted and existing, in accordance with the Applicable Norms of the Republic of Peru.

1.1.33.	Payment Schedule: is the schedule in which the amount of each of the installments to be paid on the Loan by the Co-obligors in each Payment Date is detailed. A referential Payment Schedule is included in Annex 1.1.33 , whose definitive version will be handed by the BCP to the Co-obligors (through DBP as their representative, as stated in Clause Sixteenth) within five (5) Working Days following the expiration of the Period of Availability. The Co-obligors have already accepted said definitive schedule in the absence of any manifested material errors.

1.1.34.	Taxable Mexican Bank Account: is the bank account of DBM in bank BBVA Bancomer, S.A. 109806008, in which the flows Bolivar and Servicios de Mineria pay DBM on account of Distribution of Dividends will be deposited, as well as the amounts received from any other entity, which will be the subject of the Guarantee over DBM and Exmin.

1.1.35.	Taxable Peruvian Bank Accounts: are (i) he bank account of SMI in BCP N° 191-2586793-1-30, in which the flows that SMI receives from the Distribution of Dividends paid to them by DBP, DBM and Exmin will be deposited, whose balances will be the subject of the Movable Asset guarantee over the Balances in the Dividends Account DBP; and (ii) the bank account of DBP in BCP N° 193-1938587-1-95, in which the flows DBP receives for the Distribution of Dividends paid by Corona, will be deposited, whose balances will be the subject of a Movable Asset guarantee over the Account Balances in the Corona Dividends Account.

1.1.36.	Payment Account: is the bank account of the Agent in which the payments related to the Loan will be deposited.

1.1.37.	Installments: are the quarterly installments that must be paid in each Payment Date by the Co-obligors in virtue of this Contract. The amount of each one of the installments is detailed in the Payment Schedule, and will include, accordingly, the capital plus the compensatory interests.

1.1.38.	DBM: is Dia Bras Mexicana S.A. de C.V., an existing society, rightfully constituted in accordance with the Applicable Norms in Mexico.

1.1.39.	DBP: is Dia Bras Perú S.A.C., an existing society, rightfully constituted in accordance with the Applicable Norms in Peru.

1.1.40.	Disbursements: are the disbursements of the Loan, to be carried out by the BCP, and if it were the case, the other banks, in accordance with the terms of this Contract. US$ 70,000,000.00 with charge to the Loan Amount will be disbursed in favor of DBP in one or more opportunities (the “DBP Disbursement”), while the disbursement of the remaining US$ 30,000,000.00 will be disbursed in favor of SMI in one or more opportunities (the “SMI Disbursement”). The realization of the Disbursements will be subjected to the previous compliance with the conditions foreseen in Clauses 6.2 and 6.3 of this Contract, to the satisfaction of the Banks.

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1.1.41.	Consolidated Financial Debt: it is understood as all the obligations of the Co-obligors and their Subsidiaries (including the Existing Subsidiaries), in a consolidated way, with financial institutions or capital markets, whether these had already been disbursed or committed, as well as any other obligation of payment that accrues interests (with the exception of the accounts to be paid to commercial suppliers, and any other subordinate authorized obligation by the Agent), plus, if it were the case, the contingent obligations related to the closing plans of the mines or similar obligations registered in the consolidated financial statements of SMI.

1.1.42.	Consolidated Net Financial Debt: is the Consolidated Financial Debt, cash subtracted.

1.1.43.	Imposed Tax and Labor Debts: are all those claims originated in (i) unpaid salaries, (ii) owed vacations, (iii) labor compensations, (iv) contributions to retirement plans, (v) tax retentions on the employees’ salaries or on people not domiciled in the corresponding jurisdiction, (vii) taxes on tangible goods, (viii) unpaid taxes on Sales, (ix) owed payments to Customs or other similar legal obligations that are guaranteed with the assets of SMI with better or equal (pari passu) to the Specific Guarantees.

1.1.44.	Working Day: is each of the five (5) days of the week that begins on a Monday and finishes on a Friday, but holidays, in which the banks that operate in the cities of Toronto, Canada; Lima, Peru; and in Ciudad de Mexico, Mexico; are open and attending the general public in their main branch offices in said cities.

1.1.45.	Distribution of Dividends: are the payments of interests or the principal in any subordinate debt before the shareholders and the distribution of dividends or any other form of distribution to the shareholders, including but without limitations the reductions of capital.

1.1.46.	Loan Documents: are the Loan Contract , the Contracts of Adhesion, the Contracts of Guarantee, the Promissory Notes, and the instructions to fill them out, the Acknowledgement of the Amounts Owed, and any other agreement or document that had been or that is to be entered and that is related to them, as well as any financial instrument and/or contract that could be entered in respect to the Loan Contract, to represent, assure, or guarantee the Loan, whichever applies.

1.1.47.	Dollars: is the legal currency of the United States of America.

1.1.48.	Consolidated EBITDA : means, for any period, the operative profit of SMI at a consolidated level, plus (in case it had been deducted upon the determination of the operative profit) (a) expenses for depreciation of fixed assets at a consolidated level, of SMI, and (b) expenses for amortization of intangibles at a consolidated level, of SMI, in accordance with the consolidated financial statements of SMI.

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1.1.49.	Substantially Adverse Effect: means any act, fact, or circumstance that at the sole discretion of the Banks: (i) has or can reasonably have a substantially adverse effect in the financial condition and/or in the economy, activities, properties, or projects of any of the Co-obligors and/or of Corona, and/or of Exmin, or (ii) affects or reasonably can substantially affect the capacity of the Co-obligors and/or Corona, and/or Exmin; or (iii) affects or can reasonably affect the legality, validity, or execution of any generated obligation whatsoever of the Loan Documents or of the obligations generated from them, or the rights of the Banks or of the Agent under any of the Loan Documents.

1.1.50.	Structurer: is the firm Credicorp Capital Servicios Financieros S.A.

1.1.51.	Event of Noncompliance/Default: are those defined in Clause Tenth of this Contract.

1.1.52.	Substantially Adverse Event: means an event that, to the sole discretion of the Banks, changes substantially in an adverse way the conditions of the market of capitals and/or the financial conditions of the Peruvian, Canadian or Mexican markets, and/or the financial, political, economic, legal, foreign exchange and/or banking conditions in Peru, Canada or Mexico.

1.1.53.	Exmin: is Exmin S.A. de C.V., an existing society duly constituted in accordance with the Applicable Norms of Mexico.

1.1.54.	Closing Date: is the date in which this Contract is entered.

1.1.55.	Disbursement Dates: are the dates in which, after having received the Requests for Disbursement from the Co-obligors (acting through DBP as their representative as established in Clause Sixteenth) and having met the conditions set out in Numerals 6.2 and 6.3 to the satisfaction of the Agent, each one of the Loan Disbursements requested is realized.

1.1.56.	Payment Dates: are the dates in which the Co-obligors will pay the Agent the Installments according to the Payment Schedule, as well as any other amount related to the Loan . In case any Payment Date falls in a non-Working Day, this operation will be carried out the next Working Day available. Only to the effects of this definition, “Working Day” will be construed as each of the five (5) days of the week that begins on a Monday and finishes on a Friday, but holidays, in which the banks that operate in Lima are open attending the general public in their main branch offices.

1.1.57.	Cash Flow for Paying Debts or FCSD: is the Consolidated EBITDA less the payment for profit taxes of SMI at a consolidated level (“Income Tax” as it is written in the consolidated financial statements of SMI), minus the consolidated net of financing CAPEX .

1.1.58.	Canadian Guarantee: is the lien of first and preferential rank subjected to the Applicable Norms of Canada, to be constituted in virtue of the contract, denominated “General Security Agreement” within thirty (30) calendar days following the Closing Date, that will cover all the personal goods, tangible and intangible, current and future, that belong to, or leased to, or licensed, possessed, or acquired by SMI, or in respect of which SMI has rights, in support of the obligations of payment of the Loan, in terms and conditions that are satisfactory to the Agent, with the exception of the specific guarantees constituted by SMI in favor: (i) of the Royal Bank of Canada up to $ 52,000.00 Canadian dollars under the respective collateral cash agreement, and; (ii) the constituted guarantee in favor of Xerox in connection with the equipment hired by SMI from such company.

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1.1.59.	Specific Guarantees: are the following guarantees constituted in support of the Guaranteed Obligations, that are regulated in the Contracts of Guarantee:

a.	The Movable Asset Guarantee over the Shares;
b.	The Collaterals over the Shares;
c.	The Movable Asset guarantee over the Accounts Balances;
d.	The Collateral over Tangible Goods DBM and Exmin;
e.	The Collateral over the Tangible Goods Bolívar and Servicios de Minería;
f.	The Canadian Guarantee, and
g.	The Mortgage over the Goods.

1.1.60.	Mexican Guarantees: are the Mexican Collaterals and the Mortgage over the Goods together.

1.1.61.	Movable Asset Guarantees over the Shares: are the Movable Asset Guarantee over the Shares DBP and the Movable Asset Guarantee over the Shares Corona, together.

1.1.62.	Movable Asset Guarantee over the Corona Shares: is the movable asset guarantee over the Corona Shares, to be constituted by DBP in favor of the Agent on the Closing Date, in accordance with the Applicable Norms of the Republic of Peru, in the terms and conditions satisfactory to the Agent.

1.1.63.	Movable Asset Guarantee over the DBP Shares: is the movable Asset guarantee over the DBP Shares to be constituted by SMI and DBM in favor of the Agent on the Closing Date, in accordance with the Applicable Norms of the Republic of Peru, in the terms and conditions satisfactory to the Agent.

1.1.64.	Movable Asset Guarantees over the Balances in Bank Accounts: are, together, the Movable Asset Guarantee over the Account Balances in the Dividends Account of Corona, and the Movable Asset Guarantee over the Balances in the Dividends Account of DBP.

1.1.65.	Movable Asset Guarantee over the Bank Account Balances of the Dividends Account of Corona: is the movable asset guarantee over the balances of the amounts deposited at any moment in the Peruvian Bank Account, specified in numeral (ii) of the definition of “Taxable Peruvian Bank Accounts”, to be constituted by DBP in favor of the Agent on the Closing Date, in accordance with the Applicable Norms of the Republic of Peru, in the terms and conditions satisfactory to the Agent.

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1.1.66.	Movable Asset Guarantee over the Dividend Account of DBP: is the movable asset guarantee over the balances that are kept and reflect at any moment in the Peruvian Bank Account in item (i) of the definition of “Taxable Peruvian Bank Accounts”, to be constituted in favor of the Agent, in the terms and conditions satisfactory to the Agent.

1.1.67.	Peruvian Guarantees: are, together, the Movable Asset Guarantees over the Shares and the Movable Asset Guarantees over the Balances in Bank Accounts.

1.1.68.	Mortgage over Tangible Goods: is the mortgage over the tangible goods located in Mexico to be constituted by DBM in favor of the Agent of Guarantees within thirty (30) days following the Closing Date, in accordance to the Applicable Norms of Mexico, in the terms and conditions satisfactory to the Agent . To these effects, within fifty (50) days following the Closing Date: (i) DBM will obtain an agreement of termination in respect of the mortgage of first and preferential rank that is existing currently over the tangible goods, and (ii) such agreement had to have been presented for registration in the Registry of Public Records of the corresponding property.

1.1.69.	IGV: is the general sales tax regulated by Legislative Decree 821, approved by Supreme Decree 055-99-EF, plus the Tax on Municipal Promotion regulated by Legislative Decree 776, approved by Supreme Decree 156-2004-EF.

1.1.70.	Amount Outstanding of Amortization: is the principal disbursed and outstanding of amortization in favor of the Banks in accordance with this Contract, on the corresponding date.

1.1.71.	Profit taxes: is the tax regulated by Unique Text Enacted in respect to the Taxes on Profits, approved by Supreme Decree N° 179-2004-EF and its regulations, approved by Supreme Decree N° 122-94-EF.

1.1.72.	Taxes on Foreign Profits: refers to taxes based or measured by income or earnings of any nature or type (different from the Taxes on Profits in the Republic of Peru), and includes the similar taxes established by any jurisdiction different from the Peruvian jurisdiction (any union of nations included).

1.1.73.	Sales Taxes: includes all those taxes calculated on the basis of sales, aggregated value, and/or invoicing of any nature in any jurisdiction, including the IGV, the tax on Canadian goods and services , and the equivalent Mexican Taxes, the taxes to the federal, state, and provincial sales in Canada and in Mexico, and the harmonized sales taxes in Canada.

1.1.74.	General Law: means the General Law of the Financial System and of the System of Insurance and the Organic Superintendence of Banking and Insurance, and AFP in Peru, promulgated as Law N° 26702, as it will be modified or regulated from time to time.

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1.1.75.	LIBOR: means the average interest rates, which are offered for a term of ninety (90) days, in the deposits of euro/dollars in the exchange market of London, registered daily at 11:00 hours (London Time) – currently by the British Bankers Association (BBA) or another competent entity to the effect of - as it appears in the LIBOR page of the monitor of the Informative System of REUTERS, or by default, by the Bloomberg Financial Markets Service (currently the BBAMI page) (adjusted in case it is necessary to the 1/16 nearest superior percentile). The applicable LIBOR interest rate will be the one valid on the date that coincides with the first of the two (2) Working Days preceding the respective Period of Interests, rounded upwards to the nearest number to 1/100 of one percent.

If for any reason the LIBOR interest rate of ninety (90) days ceases to be available or were not provided by the BBA- or the competent entity at that moment- and published by the informative system REUTERS, or by default by the Bloomberg Financial Markets Service, on the date of determining the interest rate, the Agent will notify the Co-obligors (through DBP in their condition of representative according to what has been established in Clause Sixteenth), and, in its place will determine the LIBOR rate at the date and hour of determination of the interest rate previously mentioned: (a) calculating the arithmetic average (rounding it upwards, in case it were necessary, to 1/16 of 1% or its decimal equivalent) of such interest rates being offered for the deposits in euro/dollars in the inter-banking market of euro/dollars for four (4) of the main commercial banks selected by the Lenders, for amounts equivalent to the balance of capital outstanding of payment on the Loan, and on the expiration of the Period of Interests that corresponds.

In case the LIBOR rate of ninety (90) days or, if it were the case, the interest rate determined by the Agent, in accordance to what has been established in the preceding paragraphs, were equal to zero or minor to zero, the LIBOR rate of ninety (90) days or the interest rate determined by the Agent, applicable to the respective Period of Interests, will be equal to zero (0).

Only for the effects of this definition, the term “Working Days” will be understood as those days in which the banks in London, England, offer deposits in dollars to the principal banks of the inter-banking market in such location.

The Agent will communicate in writing to the Co-obligors the LIBOR interest rate, at the latest within two (2) Working Days following the date of initiation of the respective Period of Interests.

1.1.76.	Most of the Banks: means one or more Banks that own over 50% of the Amount Outstanding of being amortized. In case there were not any Amount Outstanding of Being Amortized, but there was another obligation derived from the Loan Documents outstanding of payment, it means that one or more Banks representing over 50% of all the Disbursements.

1.1.77.	México: refers to the United States of Mexico.

1.1.78.	Loan Amount: is the maximum amount of the Loan of US$ 100’000,000.00 (one hundred million and 00/100 dollars).

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1.1.79.	NIIFs: are the International Norms of Financial Information, as they are applicable in each jurisdiction, with the exception of Mexico.

1.1.80.	Applicable Norms: are the validly legal norms in effect in the Republic of Peru, in the Province of Ontario, Canada, and in Mexico, as they correspond to each Co-obligor.

1.1.81.	Financial Obligations: are the obligations detailed in Numeral 9.3 of the Loan.

1.1.82.	Guaranteed Obligations: are the obligations derived from this Contract and the other Loan Documents, including the principal, the interests, commissions, expenses, and any other concepts, which at all times will be backed by the Specific Guarantees.

1.1.83.	Promissory Notes: is/are the promissory note(s) issued by the Co-obligors to the order of BCP, and, it is the case, to the order of each of the other Banks, to represent the obligations under this Contract derived from the Loan. Each Promissory Note and its corresponding instructions with which they will be filled out will be issued in accordance with Annex 1.1.83.

1.1.84.	Parties: are the Banks and the Co-obligors together.

1.1.85.	Period of Availability: is the period during which the Co-obligors will be able to request (through DBP as their representative according to Clause Sixteenth) the Disbursements to the Agent. Such period will begin on the Closing Date and will end: (i) two (2) years after the Closing Date; or (ii) on the date in which the total amount of the Loan has been disbursed, whichever occurs first.

1.1.86.	Period of Grace: is the period of two (2) years computed from the Closing Date, during which the Co-obligors are exonerated from amortizing the principal, and therefore, are obliged to pay only the corresponding interests.

1.1.87.	Period of Interests: is the period of three (3) months in which the interests to be paid according to the Payment Schedule will be determined, it begins on a Payment Date (other than the first Period of Interests that begins on the Closing Date) and ends the day immediately following the Payment Date, and that way successively.

1.1.88.	Person: refers to any natural or legally and commercially constituted person.

1.1.89.	Mexican Collaterals: are, together, the Collaterals over the Shares, the Collateral over the Tangible Goods DBM and Exmin, and the Collateral over the Tangible Goods Bolivar and Servicios de Minería.

1.1.90.	Collateral over the Shares: means, together, the Collateral over the Bolivar Shares and Servicios de Minería, and the Collateral over the DBM and Exmin Shares.

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1.1.91	Collateral over the Bolivar Shares and Servicios de Minería: is the collateral over the Bolivar Shares and over the Shares of Servicios de Minería, to be constituted by DBM and Exmin in favor of the Agent within thirty (30) days following the Closing Date, subject to the Applicable Norms of Mexico, in the terms and conditions satisfactory to the Agent.

1.1.92	Collateral over the DBM and Exmin Shares: is the collateral over the DBM Shares and the Shares of Exmin, to be constituted by SMI and DBM in favor of the Agent within thirty (30) days following the Closing Date, subject to the Applicable Norms of Mexico, in the terms and conditions satisfactory to the Agent.

1.1.93.	Collateral over the Tangible Goods DBM and Exmin: is the collateral without conveyance of possession over all the goods, both tangible and intangible, owned by DBM and Exmin, including, without limitations, (a) the Mexican Bank Account and any other bank accounts owned by DBM; and (b) the rights derived from the mining concessions of the mining unit Cusi, and the mining unit Bolivar, to be constituted by DBM and Exmin thirty (30) days following the Closing Date, subject to the Applicable Norms of Mexico, in the terms and conditions satisfactory to the Agent.

1.1.94.	Collateral over the Tangible Goods Bolivar and Servicios de Minería: is the collateral without conveyance of possession of all the goods, tangible and intangible, in Bolivar and Servicios de Minería, including the existing bank accounts owned by said Subsidiaries in favor of the Agent thirty (30) days following the Closing Date, subject to the Applicable Norms of Mexico, in the terms and conditions satisfactory to the Agent.

1.1.95.	Voluntary Prepayments: has the meaning given to this term in Numeral 4.1.

1.1.96.	Obligatory Prepayments: has the meaning given to this term in Numeral 4.2.

1.1.97.	Loan: is the credit operation that BCP and, if it were the case, the Banks grant the Co-obligated in the terms written in this Contract, up to the Loan Amount, and to whose repayment the Co-obligors are obliged to fulfill in solidarity.

1.1.98.	Coverage Index of the Debt: is the quotient that results from dividing the FCSD into the Debt.

1.1.99.	Acknowledgement of the Debt: is the document called acknowledgement of debts that DBM will have to enter through public deed before a notary public in Mexico, in one or more times and in satisfactory terms for the Agent, through which DBM recognizes, in their function of Co-obligors, that they are indebted for the amount of the Loan and the other Guaranteed Obligations, and that they will grant the Banks executive action against DBM in Mexico in case payment of the Guaranteed Obligations has been demanded in accordance with this Contract.

1.1.100.	Representatives: has the meaning established in Numeral 8.21

1.1.101.	Probable and Proven Reserves: are the proven and probable reserves in the mining unit Yauricocha, according to what has been indicated in the independent audit report of said mining unit, conducted in accordance with what is stipulated in the Canadian National Instrument 43-101, or in the report to which reference is made in Numeral 91.24, signed by the intervening qualified person (“Qualified Person”) in representation of Corona.

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1.1.102.	Consolidated Debt Service: is the amount of the expenses for the corresponding interests on the short-term and long-term debts of SMI at a consolidated level plus the amortization of the long-term Consolidated Financial Debt, according to the consolidated financial statements of SMI.

1.1.103.	Servicios de Minería: refers to the company Servicios de Minería de la Sierra S.A. de C.V., an existing and duly constituted society in accordance with the Applicable Laws of Mexico.

1.1.104.	SMI: refers to Sierra Metals Inc., an existing and duly constituted society in accordance with the Applicable Laws of the Province of Ontario, in Canada.

1.1.105.	SMV: refers to the Superintendence of the Exchange Market in Peru.

1.1.106.	Soles: is the legal currency of the Republic of Peru.

1.1.107.	Request of Disbursement: is each of the requests of disbursements that will be sent the Co-obligors (through DBP as their representative in accordance with the Clause Sixteenth) to the Agent, according to Annex 1.1.107, for the realization of the DBP Disbursement and the SMI Disbursement. The Parties agree that (a) the DBP Disbursement will be carried out exclusively with the BCP in one or more opportunities and will not exceed, integrally, over US$ 70’000,000.00 (seventy million and 00/100 dollars), while the (ii) SMI Disbursement will be done in one or more opportunities, and up to the amount available to complete the Loan Amount. The total aggregated amount of the Disbursements will not exceed the Loan Amount.

1.1.108.	Subsidiary: in respect to a legal entity, is (i) every legal entity whose representative shares of the social capital or social participations owns all or a percentage over 50% (fifty percent), either directly or through another Subsidiary, and (ii) every legal entity over which Effective Control is exercised, as well as the Subsidiaries of the latter.

1.1.109.	Existing Subsidiaries: are Corona, Exmin, Bolívar, and Servicios de Minería together.

1.1.110.	Compensatory Interest Rate: is the compensatory interest rate applicable to the Loan, which will be equal to LIBOR + 3.15%.

1.1.111.	Moratorium Interest Rate: is the moratorium interest rate applicable to the Loan in accordance with Numeral 11.1. The Moratorium Interest Rate is applied in addition to the Compensatory interest Rate, and it will be equal to 2% annual nominal.

1.1.112.	Exchange Rate: means the exchange rate to be used in Canada and/or Mexico, in case it is necessary, to convert the amounts to be paid to the Banks by SMI or by DBM, respectively, from Canadian to US dollars (in the case of SMI) or from Mexican pesos to dollars (in the case of DBM).

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1.1.113.	Taxes: are the taxes, rates, contributions, or retentions of any type or nature, including those of welfare taxes, profit taxes, foreign profit taxes, IGV, sales taxes, among others, raised, collected, or retained by any Governmental Authority in any jurisdiction that has powers to impose taxes in accordance to the Applicable Norms.

1.1.114.	Bolivar Mining Unit: polymetallic mine located in the district of Piedras Verdes, Chihuahua, México, whose concessions are owned by DBM, and whose processing plant of production is owned by Exmin.

1.1.115.	Cusi Mining Unit: polymetallic mine located in the district of Cusihuiriachic, Chihuahua, México, owned by DBM.

1.1.116.	Yauricocha Mining Unit: is (i) the mining concession denominated “Accumulation Yauricocha”, owned by Corona, located in the districts of de Tomás, Alis y Laraos, province of Yauyos, department of Lima; and (ii) the concession called “Yauricocha-Chumpe”, identified with code P 1100383, and located in the district of Alis, province of Yauyos, department of Lima.

1.2.	Other than expressly indicated otherwise, or the context so requires it, in the interpretation of this Contract the following rules should be observed:

(a)	Singular includes plural and vice versa.

(b)	The reference to any gender includes the other gender.

(c)	The reference to any contract (including this Contract and its Annexes), document or instrument, is understood pertinent to said contract, document, or instrument, as it can be modified, reformulated, complemented, or replaced in time, in accordance with the terms contained in each of them.

(d)	The reference to any norm (be it international, of constitutional rank, legal or regulatory) is understood to said norm, as it can be modified, reformulated, complemented, or replaced in time, in accordance with the terms contained in each of them.

(e)	Unless the opposite is understood from context, the reference to any “Numeral”, “Article”, “Section”, “Clause”, or “Annex” will mean such “Numeral”, “Article”, “Section”, “Clause”, or “Annex” of this Contract.

(f)	“Including” (and, therefore, “includes”, or “inclusive”) means that it covers what is indicated following that term, but without limiting the general description that precedes the use of said term.

(g)	Any enumeration or list of concepts where we use the disjunctive conjunction “or”, (in Spanish “o” or “u”), includes one or all the elements of such enumeration or list.

(h)	Any enumeration or list of concepts where we use the copulative conjunction “and” (in Spanish “y” or “e”), includes one or all the elements of such enumeration or list.

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(i)	The headings and titles used in each Clause have the sole purpose of being referential and have no effect whatsoever in the interpretation of the contents and scope of this Contract.

(j)	Any reference to “Party” or “Parties” in this Contract must be understood effected to one Party or the Parties of this Contract, or their respective assignees, whichever the case.

(k)	All accounting terms not specifically defined in this Contract will be interpreted in accordance with what has been established in the NIIF.

(l)	It is stated that insofar there is not a plurality of Banks and the BCP bears simultaneously the assertion of only Bank, administrative agent, and agent of guarantees, the BCP will be able to act in their own favor and right as only owner of each of the rights and attributions that correspond to the Banks and the Agent (in the category of administrative agent or agent of guarantees), in accordance to what has been stipulated in this Contract and in the contracts of guarantees.

(m)	To the effects of this Contract, the term “reasonable” or “reasonably” must be interpreted having in consideration the characteristics of each of the Parties and the Society in the situation or context in which said terms become applicable.

Second: General Conditions of the Loan

2.1.	Object of the Contract.

2.1.1.	By means of this Contract the terms applicable to the Loan are hereby established.

2.1.2.	That is, subject to the compliance of the conditions established in Clause Sixth, the BCP and the Banks (if applicable) agree to carry out the Disbursements, which will occur upon the request of the Co-obligated (through DBP as their representative in accordance with the Clause Sixteenth) during the Period of Availability, as detailed in the respective Requests for Disbursement.

The Co-obligors assume in solidarity among themselves all and each of the obligations derived from this Contract, and any other Loan Document, including, without limitations, the obligation of outstanding payment amounts to the Banks under this Contract or any other Loan Document, as well as any cost or expense in connection with the collection of the Loan and with the execution of the Specific Guarantees.

2.2	Disbursement Requests

2.2.1	The Disbursement Requests must be submitted by the Co-obligors (through DBP as their representative according to what is established in Clause Sixteenth) to the Agent, within the Availability Period, and no less of two (2) scheduled working days for the first Disbursement corresponding the DBP Disbursement and less than three (3) scheduled working days for the subsequent Disbursements, detailing the amount of the Loan to be paid out. A Disbursement Request presented to the Agent after 16:00 hours (Lima, Peru time) of a certain day, deemed to be submitted immediately the following working day.

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2.2.2	The Disbursement Requests that are not submitted to the Agent in accordance with the terms and conditions established in this Clause will be taken as not submitted, and therefore will not generate any obligation for the BCP or the other Banks, if applicable.

2.2.3	Both Parties state that the Disbursement Requests will be irrevocable and legally binding for the Co-obligors. Accordingly, the Co-obligors will jointly indemnify the BCP and other Banks (if any) against any damage and/or detriment that could have resulted in the implementation of any changes requested by the Co-obligors in the instructions contained in the corresponding Disbursement Request, including the allocation of total or partial installment amounts to the Co-obligors of such Disbursement Requests.

2.2.4	For the DBP Disbursement the Co-obligors (through DBP as their representative, according to what has been established in Clause Sixteenth), in the appropriate opportunity, will hand the Agent a letter of instructions so that such Disbursement funds are allocated directly to the uses of the Loan, as stated in Clause 2.5.5.

2.3	Procedure for Disbursements

2.3.1	Once Disbursement Request has been received within the time frame of the Availability Period, and provided the conditions of fulfillment have been previously verified precedent to each Disbursement, the Agent will, within the following Working Day of having received the corresponding Disbursement Request, inform each Bank, indicating: (i) that the precedent conditions have been fulfilled for the corresponding Disbursement; (ii) the amount of the Disbursement that corresponds to each Bank; (iii) if it is the case, the Co-obligors to whom the Disbursement has been considered in their favor, according to the instructions contained in the application for Disbursement; (iv) the date of Disbursement; and (v) the bank accounts where the amount of the Disbursement will be deposited.

2.3.2	Before 11:00 hours (Lima time) of the corresponding Disbursement Date indicated in the Disbursement Request, and provided that the precedent conditions established in the Sixth Clause of the present Contract, depending on the case, have been met, each one of the Banks will make an effective Disbursement of the correspondingly proportional part, in immediately available funds, and in the account provided by the Agent in accordance with the previous paragraph 2.3.1. All funds deposits corresponding to the Disbursement will be carried out by each of the Banks in Dollars.

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Once the deposit has been made by each of the Banks, these will hand the Agent, on the respective Disbursement Date, a corresponding Disbursement certificate carried out in the indicated account, in accordance with the previous paragraph 2.3.1.

2.3.3	If the Agent becomes aware that a Bank has not effectively transferred the amount that corresponds, the Agent will notify this to the Co-obligors (through the DBP as a representative, according to the Clause Sixteenth). If this is the case, the right of the Co-obligors before the Bank will be unharmed in respect of the Bank not having contributed the corresponding funds unjustifiably, releasing the other banks and/or Agent of any obligation or liability toward the Co-obligors on account of that fact.

Once the funds that have been disbursed by the banks have been received, the Agent will transfer the funds to the accounts that have been indicated by the Co-obligors (through the DBP as representative pursuant to Clause Sixteenth) in the respective Disbursement Request.

2.3.4	The loan will be awarded for each of the Banks according to their respective commitments of Disbursement. The obligations of the banks are carried out jointly responsibly, and none of the Banks is responsible for the Disbursement Commitments, or any other obligation corresponding to another one of the Banks.

The sum of the Loan Disbursements may not exceed at any time and under any circumstances the Loan Amount.

Each of the Banks shall be liable only up to the amount of their respective Disbursement Commitment.

2.4	Promissory notes.

The obligations of the Co-obligors before the Banks derived from the Loan will be represented through the issuance and presentation, in the first Disbursement Date, of one or more Promissory Notes issued to the order of BCP and, if applicable, of each of the other Banks along with their respective filling instructions, properly signed by each of the Co-obligors, according to the following:

(i)	The Promissory Note (s) will be issued incompletely under the protection of Article 10 of the Law # 27287, Securities Law, and as the format of Annex 1.1.83. The date of issuance of the (of the) Note (s) will be the first Date of the Disbursement.

(ii)	The incomplete Promissory Note(s) in respect to the amount to be filled out by the Bank in each Promissory Note will be consigned in the liquidation of the debtor balance owed to such bank determined by the BCP in their condition of Agent and will cover the principal, the compensatory interests, the moratorium interests, expenses, and Commissions that are demanded and outstanding of payment, as well as the penalties owed to BCP in respect to the Loan. The Promissory Notes will expire on the dates in which BCP issues the indicated balance owed.

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To these effects, the Co-obligors authorize the BCP or the Banks to complete, on their behalf, the Promissory Note(s) in light of an Event of Noncompliance/Default under what has been stipulated in this Contract which originates the resolution and/or acceleration of the terms of the Loan in accordance with Clause Eleventh. It is stated that the BCP or the Banks will be able to complete the Promissory Note(s) themselves with the amounts owed, whether such amounts originate in the Disbursement DBP or in the Disbursement SMI.

(iii)	The Co-obligors accept that, from the due date of the Promissory Notes until their full payment, the amount owed under the Promissory Notes issued will accrue interests at the Compensatory Interest Rate and at the Moratorium Interest Rate.

(iv)	The amount owed jointly by the Co-obligors under the promissory notes will be necessarily paid in dollars, as stated in the Seventh Clause.

(v)	The Promissory Notes will be issued with the clause "without protest', without prejudice of which the BCP may protest, thus having the Co-obligors to assume the costs of such diligence.

(vi)	A copy of the Promissory Note, duly numbered, will be handed to each Co-obligor and the respective delivery will be recorded, as well as the numbers assigned to the Promissory Notes, in a reception log.

(vii)	The Parties expressly agree that the delivery or issuance of the Promissory Notes in no case eliminates the primary obligation, even when the BCP is responsible for the harming or indisposition of the Promissory Notes; which constitutes a pact in contrary to the provisions of article 1233 of the Civil Code.

(viii)	In accordance with the provisions of article 1279 ° of the Civil Code, the issuance, renewal or another accessory change in the Promissory Notes, including their replacement or substitution by other similar documents, shall not constitute a novation of the obligations established in the present Contract. Similarly, such issuance, renewal or replacement does not suspend the actions derived from this Contract, constituting this clause expressly covenant in contrary of the provisions written in the last paragraph of article 1233 of the Civil Code.

(ix)	The Co-obligors will be required to issue a new Promissory Note, duly signed by all of them in favor of each Authorized Assignee, if the BCP requires so. In that case, the references in this provision given to the BCP are understood to be also applicable to the corresponding Authorized Assignees.

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(x)	The Promissory Notes may only be transferred on behalf of an Authorized Assignee (or a third party who does not qualify as Authorized Assignee, as regulated in Numeral 18.5) in the event that the Banks carry out a cession of compliance in accordance with the Eighteenth Clause of the present Contract.

2.5	The Loan Applications/Allocations.

The amount of the loan will be used only as follows:

DBP Disbursement:

2.5.1 To pay part of the outstanding balance of DBM for the Corona debt, amounting to a total of US $ 8'000, 000.00 (eight million and 00/100 dollars);

2.5.2 To pay DBM debts related to funding received from third parties and the acquisition of royalties amounting to a total of US $ 2'200,000.00 (two million two hundred thousand and 00/100 dollars);

2.5.3 To finance the CAPEX from DBM, Exmin, Mining Services and Bolivar, for an aggregated amount of US $ 2'800,000.00 (two million eight hundred thousand and 00/100 dollars); and

2.5.4 For corporate uses of SMI, for an amount of up to US $ 8'400,000.00 (eight million four hundred thousand and 00/100 dollars).

2.5.5 To pay the outstanding balance of the debt of DBP owed to BCP derived from: (a) the loan agreement, whose integral modification was registered August 4, 2015, with a balance of outstanding capital in the sum of $ 33'000,000.00 (thirty-three million and 00/100 Dollars); (b) the credit line granted by BCP to DBP in August 2017 with a capital of US $ 15'000, 000.00 balance to DBP (fifteen million and 00/100 dollars); and (c) the interest accrued and unpaid of $600,000.00 (six hundred thousand and 00/100 dollars) and, if applicable, the costs of breaching the financing of (a) and (b), the amount of which will be confirmed by the Agent. In the event that the interest accrued under the literal (c) were less than $600,000.00 (six hundred thousand and 00/100 dollars), the disbursed balance of DBP Disbursement will be of free availability for BPD.

SMI Disbursement:

2.5.6 To finance the CAPEX of DBM, Exmin, Mining Services and Bolivar, for an aggregated amount of US $ 17'200,000.00 (seventeen million two hundred thousand and 00/100 dollars);

2.5.7 To pay the remainder of the DBM debt contracted for Corona, amounting to a total of US $ 11'600, 000.00 (eleven million six hundred thousand and 00/100 dollars); and

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2.5.8 For corporate uses of SMI, for an amount of up to US $ 1'200,000.00 (one million two hundred thousand and 00/100 dollars).

Third: Loan Payment.

3.1	Payment terms

The term of the Loan is six (6) years from the Closing Date. Loan payments will take place as the Payment Dates have been established in the Payment Schedule, being the first and the second year the Grace Period, counted from the Closing Date. The amortization of the principal will be realized in sixteen (16) equal quarterly payments plus compensatory interests beginning on the third month from the end of the Grace Period, according to the Payment Schedule.

3.2	Payment Procedure

3.2.1. For the payment of the Loan, the Co-obligors will see that the Agent has sufficient funds available to meet payments which, under this agreement, correspond to be realized in respect to the capital, the interests, and all the other concepts derived from the Loan, pursuant to the provisions of this Contract, at the latest at 10:00 hours (Lima Time, in Peru) of each Payment Date, in readily available funds and by means of its deposit in the Payment Account. Any sum received by the Agent after 10:00 am (Lima time) shall be received the following Working Day; and, therefore, it shall accrue compensatory interest and moratorium interest in favor of the Banks at the Rate of Compensatory Interest and Moratorium Interest Rate.

In case the Agent receives a partial payment from the Co-obligors of the Loan amount that corresponds to be paid at a Payment Date, the acceptance by the Agent of such partial payment will imply automatically a reserve on the right of the Agent that can be exercised against the Co-obligors that had carried out the partial payment in respect to the payment of the balance. This provision constitutes the reserve referred in article 1202° of the Civil Code.

3.2.2. The Co-obligors authorize expressly and irrevocably the Agent and the Banks to carry out the charge of all the amounts owed and due under the present Contract, in any of the accounts of the Co-obligors, in any of the offices and Bank branches of the Agent in Peru or abroad, or of any funds, deposits or securities in any currency they have in their possession or to be credited, without prior authorization or subsequent compliance, in the opportunity they consider convenient and recognize that this right extends to the full amount owed under the present Contract.

3.2.3. The agent and any of the banks are also authorized by the Co-obligors, expressly and irrevocably, to retain and allocate for the amortization and/or full payment of the debts due under the present Contract, under the same rules written in the preceding numeral above, any property or value of a financial nature, such as certificates of deposit or similar instruments, which for any reason the Agent or any of the Banks have in their possession.

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3.2.4. The Agent should consider at all times that all banks have the same rights and that the only differences that could arise for the treatment of payment between Banks for their involvement in the Loan are those related to the sums which correspond to each as payment of principal or interests, as a result of their prorated participation in the Loan, depending on the Amounts Pending of amortization corresponding to each Bank.

3.2.5. In the event that any of the Banks obtains a payment for the Loan in a form other than what has been established in this Contract (whether such payment is voluntary or involuntary, or through the exercise of the right to compensation, or in any other way in which a payment related to the Loan, is received individually by any of the Banks), the Bank will hand over the payments obtained this way to the Agent so the Agent distributes it equally (pari passu) among all Banks, in proportion to the Amount Pending amortization corresponding to each Bank.

3.2.6. The agent will allocate any amount received from the Co-obligors observing the following priorities:

(i)	to the outstanding reimbursement payments;

(ii)	to the payment of Commissions in accordance with this agreement;

(iii)	to the payment of default interest accrued and unpaid;

(iv)	to the payment of moratorium interest accrued and unpaid;

(v)	to the payment of capital in the overdue Installments of the Loan; and, if applicable,

(vi)	to the payment of the Installments of the Loan to be due, in light of any prepayment or acceleration of the Loan.

3.2.7. The Banks will have the right to compensate any obligations that are in favor of any of the Co-obligors against the due and unpaid obligations which are the responsibility of the latter.

Fourth: Voluntary and Mandatory Prepayments

4.1	Voluntary Prepayment

The Loan will be paid in the Payment Dates indicated in the Payment Schedule, in accordance with Numeral 3.1. However, the Co-obligors (acting jointly represented by BPD according to the Sixteenth Clause) may realize voluntarily prepayment of the Loan ("Voluntary Prepayments"), in whole or in part, provided the following conditions are met:

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4.1.1. That the Voluntary Prepayment is for no less than US $ 5'000, 000.00 (five million and 00/100 dollars). Any amount above this amount must be paid in whole multiples of US $ 1'000, 000.00 (one million and 00/100 dollars);

4.1.2. That the Co-obligors pay all costs or expenses foreseen in the Loan Documents incurred by the Banks as a result of the Voluntary Prepayment (being jointly and severally obliged to such payment);

4.1.3. That the Voluntary Pre-payment is made on a Payment Date, or that, if made on a different date, the Co-obligors pay the Breach of Funds Commission; and

4.1.4. In case the Co-obligors make a partial Voluntary Prepayment, this will be applied to the amortization of the outstanding principal of the Loan and will cause that all other outstanding fees be recalculated without variations in the Payment Dates set out in the Payment Schedule, as indicated in Numeral 4.3.4 of this Contract.

Mandatory Prepayment

The Loan will be paid on the Payment Dates as listed in the Schedule of Payments, in accordance with Numeral 3.1. However, the Co-obligors must make a Loan pre-payment ("Mandatory Prepayment") if SMI carries out dividend distributions during the Grace Period. The amount to be prepaid will be of up to the amount of such Dividends Distribution.

Prepayment Procedure

The procedure to carry out any voluntary pre-payment or mandatory pre-payment shall be as follows:

4.3.1. The Co-obligors (acting jointly represented by BPD according to the Sixteenth Clause) will send the Agent a written communication with irrevocable character with, at least, five (5) Working Days in advance of the prepayment scheduled date, indicating that they will proceed to make a prepayment, the amount of the prepayment and the Payment Date in which said prepayment will be carried out.

Once received the communication indicated in the preceding paragraph, the Agent will transfer to the banks of such communication and will proceed to liquidate the amount to prepay. In the aforementioned settlement the amount of the capital, the interest accrued up to the date scheduled for the prepayment, and costs generated by such prepayment, and the Breach of Funding Commission should be included, if applicable.

4.3.2. The Agent will notify the Co-obligors about the settlement of the amount to prepay, in advance, not less than three (3) Working Days to the Payment Date expected for the prepayment.

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4.3.3. The Co-obligors will pay the amount designated in the settlement on the Payment Date indicated for the pre-payment, following the procedure established in the Numeral 3.2, in what would be applicable.

4.3.4. In case of a partial prepayment, it shall be applied in the following order:

(i)	to pay the expenses generated by the prepayment;

(ii)	to pay the Breach Funding Commission, if applicable; and

(iii)	to reduce the principal of the Installments, so that every prepayment is applied to all the installments of the principal of the Loan.

4.3.5. Only in the case in which a prepayment is made on a date that is not a Payment Date, the Co-obligors must pay the Breach Funding Commission.

Fifth: Compensatory and Moratorium Interests

In addition to the Loan Payment, the Co-obligors are jointly liable and obligated to pay compensatory interest, as well as moratorium interest accrued, if applicable.

5.1	Compensatory interest.

5.1.1.The Pending Amortization Amount will accrue compensatory interests at the Compensatory Interest Rate, to be applied to capital due balances under this section.

5.1.2.The compensatory interests shall be paid in addition to any reimbursement for expenses, commissions, services and taxes that may exist.

5.1.3.The compensatory interests shall be calculated for overdue Period of Interest and will be paid on each Payment Date.

5.1.4. For the computation of interest payable on each Payment Date the year of three hundred sixty (360) days will be used, and the number of days actually elapsed will be considered.

5.2	Moratorium Interest.

5.2.1. Failure to comply by the Co-obligors with payment of the Installments in their respective Payment Date, or of any other amount owed to the Banks by any concept, payable at the opportunity that corresponds under this Contract, will generate the joint obligation of the Co-obligors to pay, as long as the noncompliance of the payment had not been remedied when it corresponded, in addition to the agreed compensatory interest, past-due interests in agreement with the moratorium Interest Rate, as well as any other additional concepts agreed on, plus reimbursements for expenses, accrued and payable Commissions, services and Taxes that may exist.

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5.2.2. For the purposes of the provisions of the preceding Numeral and in accordance with the provisions of item 1 of article 1333º of the Civil Code, the Co-obligors will incur automatically in default without any requirements or any summons.

Sixth: Precedent Conditions

6.1	Conditions precedent to the Closing Date - It is a condition for the verification of the Closing Date that the following conditions have been met to the satisfaction of the Agent:

6.1.1. Substantially Adverse Effect or Substantially Adverse Event – That a Substantially Adverse Effect or a Substantially Adverse Event has not happened.

6.1.2. Due Diligence - That a legal and financial due diligence of SMI, DBP and Corona. has been satisfactorily completed, at the reasonable criteria of BCP and the Banks, as it corresponds.

6.1.3.Lack of Processes or Litigation – That the Co-obligors and the Existing Subsidiaries do not have pending litigations, investigations, or judicial, arbitral or administrative proceedings of any governmental authority that could: (i) affect directly the possibility of fulfilling the obligations of the Co-Obligated and, if applicable, of the existing subsidiaries under the Loan Documents; (ii) affect the validity, legality or enforceability of any of the Loan Documents; and/or (iii) could reasonably have a Substantially Adverse Effect.

6.1.4. Authorizations - That the Co-obligors and the Existing Subsidiaries, as the case may be, have obtained all the concessions, authorizations, licenses, permissions and material rights necessary and applicable for the commercial activity that each one of them carries out, and that they are valid.

6.1.5. Loan Documents and Powers. -That: (i) the Co-obligors have signed the minutes and public deed corresponding to the present Loan Contract; (ii) the existence and validity of the powers of the legal representatives of the Co-obligors have been accredited, and that such powers have been registered or submitted to competent public records for their registration, and any other pertinent corporate authorization in respect to the representatives empowered to that effect, which must be kept fully in force and valid on the date of disbursement; (iii) the minutes and deeds of the Contracts of Guarantees corresponding to the Peruvian Guarantees have been entered, as well as those related to the Irrevocable Powers of the Peruvian Guarantees, and that the existence and validity of the powers of the legal representatives of all the Constituents of the Peruvian Guarantees and the parties that intervene in the Contracts of Guarantees corresponding to the Peruvian Guarantees have been accredited, as well as of the legal representatives of the grantors of the irrevocable powers related to the Peruvian Guarantees, to the satisfaction of the Agent, and these powers have been registered or submitted to the public records office for registration; and (iv) DBM has presented before the Closing Date to BCP the settlement letters validly endorsed by the Trust of Mining Fostering (“FIFOMI”) and by Metagri S.A. de C.V., in which it is stated that DBM has paid in full the outstanding balances of the financings granted by such entities.

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6.1.6. Financial Statements - That the Agent has received to their satisfaction individual annual audited financial statements as of 31 December 2017 and statements of position as of the last quarter, of DBP, prepared in accordance with the Norms NIFF, and DBM, written according to the applicable accounting standards in Mexico, to the satisfaction of the Agent. Also, that SMI has submitted to the Agent their consolidated financial position as of 30 September 2018, as well as the audited consolidated financial statements as of 31 December 2017, prepared in accordance with IFRS, to the satisfaction of the Agent.

6.1.7. Insurance coverage – That the Co-obligors have contracted the insurance policies that are listed in the Annex 6.1.7 and that these are currently ongoing.

6.1.8. Payment of Commissions and Costs -That the Co-obligors have fulfilled in giving the Structurer and the Agent the amount corresponding to the payment of all fees, penalties, expenses and any other amount owed to which they are obliged by virtue to the Loan Contract and to be paid on the Closing Date.

6.2	Conditions Precedent to DBP Disbursement – It is a condition that for any Disbursement that corresponds to the DBP Disbursement, the following conditions have been met to the satisfaction of the Agent:

6.2.1. Fulfilment of Obligations – That the Co-Obligors and the existing subsidiaries are in compliance with all obligations mandated and written in the Loan Contract and the other documents of the loan entered on the Closing Date, and that the Co-obligors complied with the payment of all commissions, expenses (including, but not limited to, legal advice of the Agent) and taxes which they are obliged in virtue of this Contract, including the payment of the Commission for the Structuring; as well as any other amount owed that is required pursuant to the loan agreement and to be paid on each payment date, as appropriate. For this purpose, at the request of any payment that corresponds to the DBP disbursement, the Co-obligors will give the agent a certificate signed by their respective General Manager (or official with equivalent status in accordance with applicable standards of each Co-obligors), in accordance with the form attached as Annex 6.2.1, declaring that the Co-obligors and the existing subsidiaries are complying and faithfully observing the obligations that have been assumed or established with respect to them pursuant to the present contract and the other loan documents of which they are part of.

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6.2.2. Absence of any Event of Noncompliance/Default – That an Event of Noncompliance/Default has not been produced under this agreement whatsoever, neither with the other Loan Documents entered on the Closing Date, or a fact or event that only over the passing of time in respect to the sending of a notification or reasonably both, make for a Noncompliance Event, which should be recorded in the format contained in Annex 6.2.1.

6.2.3. Statements and Assertions – That the statements and assertions made by the Co-obligors in this Contract remain true, valid and in force, in all material respects. For these purposes, the Co-obligors must provide the agent a statement according to the format contained in Annex 6.2.1.

6.2.4. Disbursement Request - That the Co-obligors (acting represented by DBP according to Clause Sixteenth) have submitted the request for Disbursement for any Disbursement that corresponds to the DBP disbursement no less than two (2) Working Days in advance to the proposed first Disbursement Date and no less than three (3) Working Days of the following Disbursement Dates proposed, detailing the amount to be paid, which shall not exceed the amount of US $ 70,000,000.00, and, if so, instructing the agent to execute the banking operations to comply with the loan applications that must be met with the DBP Disbursement as provided in Numerals 2.5.1 to 2.5.5 of the Fifth Clause of the present Contract.

6.2.5. Promissory Notes - That the Co-obligors have given the Agent in the first Disbursement Date the Promissory Note(s) and the instructions for filling it (them), duly entered by the authorized representatives of each Co-obligor.

6.2.6. Authorizations - That the Co-obligors and the Existing Subsidiaries, as the case may be, have obtained and have all concessions, authorizations, licenses, permissions and rights that are required, applicable to their corresponding activities, valid; and whose absence is likely to result in a substantially adverse effect, which will be recorded in the certificate whose format is attached as Annex 6.2.1.

6.2.7. Substantially Adverse Effect or Substantially Adverse Event - That a Substantially Adverse Effect or a Substantially Adverse Event has not occurred.

6.2.8. Peruvian Guarantees - For the first Disbursement that corresponds to the DBP Disbursement, that the Peruvian Guarantees (except for - only in the case of the first Disbursement – the Movable Asset Guarantee over the Corona Shares, which will be presented to, and registered in Cavali within the time frame presented in the referred Contract) have been submitted for registration in the Registry for Contracts of Movable Guarantees of the National Superintendence of the Public Records Office, and that the Movable Asset Guarantee over the DBP Shares has been annotated in the registry of Shares of DBP, and in the certificates of shares issued by DBP in favor of SMI and DBM. The Co-obligors will hand the Agent on, or before the first date of Disbursement (i) a certified and notarized copy of the registration of the Movable Asset Guarantee over the Shares DBP in the registry of shares of DBP, and (ii) a certified copy of the share certificates issued by DBP in favor of SMI and DBM in which the Movable Asset Guarantee over the Shares DBP is annotated.

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Through this Contract, BCP, in their condition of creditor of the financing operations that DBP has validly with BCP, expressly consents that DBP constitutes Movable Asset Guarantee over the Corona Shares and Movable Asset Guarantee over the DBP Dividends Account, as well as DBP assuming the condition of Co-obligors in accordance with the terms of this agreement and the other Loan Documents.

6.2.9. Instructions for the Distributions of Dividends - The Co-obligors must have submitted to BPD, DBM and the Existing Subsidiaries, depending on the case, irrevocable instructions so that any Distributions of Dividends which they will receive are deposited in the corresponding Taxable Peruvian Bank Accounts.

6.2.10. Legal Opinions - For the first Disbursement that is part of the DBP Disbursement, that the Agent will have received the legal opinions of Payet, Rey, Cauvi, Perez Attorneys at Law (Peruvian lawyers of the Co-Obligors), of SG Abogados (Mexican lawyers of the Abogados (Mexican Banks of the Structurer) and Gowling WLG (Canadian Law firm for the Structurer and the Banks), satisfactory in content and form to the Agent.

6.2.11. Intercompany Debts – That the Parties of any contract that generates financial obligations between the Co-obligors, between the Co-obligors and the Existing Subsidiaries, or between the Existing Subsidiaries, have entered subordination agreements of such obligations to the obligations derived from the Loan, in the terms contained in the Annex 6.2.11.

6.3.	Conditions precedent to the SMI Disbursement – It is a condition that for any Disbursement that corresponds to the SMI Disbursement, the following conditions have been met to the satisfaction of the Agent:

6.3.1. Fulfilment of Obligations. – That the Co-obligors and the Existing Subsidiaries are in compliance with all the obligations established in the Loan Contract and in the other Loan Documents entered on the Closing Date or before the Disbursement Date for any payment that corresponds to the SMI Disbursement, and the Co-obligors complied with the payment of all commissions, expenses (including, but not limited to, legal advice of the Agent) and taxes that are required under this agreement. For these purposes, to request any payment that corresponds to the SMI Disbursement (as well as any subsequent to the second Disbursement, if it applies) the Co-obligors will give the Agent a certificate signed by the General Manager of each of them (or an official with equivalent status according to the rules applicable to each), according to the format attached as Annex 6.2.1, declaring that the Co-obligors and the existing subsidiaries are complying and faithfully observing the obligations that have been assumed or established with respect to them under this Contract and the other Loan Documents that they are part of.

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6.3.2. Absence of any Event of Noncompliance/Default - That there has not been an Event of Noncompliance/Default whatsoever in respect to this Contract or the other Loan Documents entered on the Closing Date or before any Disbursement Date for any Disbursement that corresponds to the SMI Disbursement, and that a fact or event that only during the time, the delivery of a notification, or both, has not occurred, which would reasonably configurate an Event of Noncompliance/Default, which should be recorded in the certificate whose format is attached as Annex 6.2.1.

6.3.3. Statements and Assertions – The statements and assertions made by the Co-obligors in this Agreement remain true, valid and in force, in all material respects. For these purposes, the Co-Obligated must provide the Agent a declaration as the model contained in the format attached as Annex 6.2.1.

6.3.4. Disbursement Request - That the Co-obligors (represented by DBP according to the Sixteenth Clause) have submitted the request for Disbursement to any Disbursement that corresponds to the SMI Disbursement no less than three (3) Working Days in advance of the proposed date of Disbursement, and instructing the agent to carry out banking operations to comply with the uses of the Loan which should be met with the SMI Disbursement pursuant to Numerals 2.5.6 to 2.5.8 of the Fifth Clause of the present Contract.

6.3.5. Authorizations -That the Co-obligors and the Existing Subsidiaries, as the case may be, have obtained and have all concessions, authorizations, licenses, permissions and rights that are required, valid; and applicable to their activities and those of the existing subsidiaries, and whose absence is likely to result in a substantially adverse effect, of which must be recorded in the certificate whose format is attached as Annex 6.2.1.

6.3.6. Substantially Adverse Effect or Substantially Adverse Event - that a Substantially Adverse Effect or a Substantially Adverse Event have not happened.

6.3.7. Peruvian Guarantees - For the SMI Disbursement, the Peruvian Guarantees are duly registered in Cavali and the Registry for Contracts of Tangible Goods, which remain in force and valid as guarantees of first and preferred rank in accordance with the Applicable Norms of the Republic of the Peru (unless the SMI Disbursement is made prior to the payment of the obligations indicated in Numeral 2.5.5 of the Fifth Clause, in which case the Movable Asset Guarantee and the Corona Shares will only have first and preferred rank after such payments are carried out, and the movable asset guarantees over the shares owned by DBP in Corona are lifted and cancelled in favor of the Agent, constituted in virtue of the contracts for movable asset guarantees on May 24, 2011 and October 13, 2017).

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6.3.8. Mexican Guarantees - For the SMI Disbursement, that the Contracts of Guarantees corresponding to the Mexican Guarantees have been duly entered by all parties and participants who must endorse them and which have been duly registered in the public records that correspond according to the Applicable Regulations in Mexico except for the Mortgage on property in which case will require only the presentation and admission to the Public Registry of Property that corresponds. Similarly, that the Collaterals on Shares have been annotated in the books of registry of shares and the pledged shares representing titles have been endorsed in guarantee in favor of the Agent, to the satisfaction of the Agent. Additionally, the Agent will have received evidence of the conclusion of agreements and/or cancellation and/or lifting of any guarantee that endorsed the fulfilment of obligations with Fifomi, regardless that such cancellation is pending of any public registration or other type of perfecting that for all legal purposes shall not be constitutive of the existence, validity and enforceability of the cancellation of any such guarantees.

6.3.9. Canadian Guarantee - For any Disbursement corresponding to the SMI Disbursement, that the Canadian Guarantee has been duly entered by all the Parties and that the Parties that intervene in the procedure, and that it has been registered in the applicable records according to the Applicable Norms in the province of Ontario, British Columbia, and of any other province of Canada in which SMI has assets, which should constitute a lien of first rank on the personal property of SMI in Canada. Also, SMI shall obtain documents duly signed by the Royal Bank of Canada and Xerox, respectively, showing that each of these entities has confirmed that hey hold specific guarantees in favor of SMI, in respect to the funds and specific equipment mentioned in the corresponding existing contracts of guarantees on the Closing Date.

6.3.10. Debit Recognition – For any Disbursement corresponding to the SMI Disbursement, DBM will have signed the Debit Recognition. Similarly, once the SMI Disbursement is completed or the Availability Period has expired, whichever occurs first, the Debit Recognition should be updated to reflect all of the amounts disbursed under the present Contract.

6.3.11. Due Diligence in Mexico - For any Disbursement corresponding to the SMI Disbursement, that the legal and accounting due diligence of DBM, Exmin, Bolivar, and Servicios de Mineria and its results are satisfactory to the Agent, provided that the result is satisfactory if the Agent considers that there are no contingencies that might have a Substantially Adverse Effect, without prejudice to the provisions of the following Numeral 6.3.14.

6.3.12. Insurance coverage - That the Co-obligors will have fulfilled accrediting, to the satisfaction of the Agent, that the DBM and Exmin assets are insured with appropriate and sufficient insurance policies, according to best practices and requirements of the mining industry, granted by international insurance companies of first level which have accredited such accreditation with a technical report prepared by a specialist in insurance policies. The stated policies must also have been endorsed in favor of the Agent, in satisfactory terms to the Agent.

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6.3.13.       Legal Opinion - For the first Disbursement corresponding to the SMI Disbursement, that the Agent will have received legal opinions from SG lawyers (Co-Obligated Mexican lawyers), from Denton’s (Co-obligors Canadian lawyers), from Galicia Abogados (Mexican lawyers of the Structurer and the Banks) and from Gowling WLG (Canadian lawyers of the Structurer and the Banks ) expressing, among other matters, the validity, legality and enforceability of Contracts Guarantee corresponding to the Mexican Guarantees and the Canadian Guarantee, as applicable, satisfactory in content and form to the Agent.

6.3.14.       Contract Addendum – That the Co-obligors will have signed an addendum to this Contract, in terms and conditions satisfactory to the Agent, which include obligations additional to those written in this document, in case it is necessary, at the discretion of the Agent, to reflect situations identified in the due diligence of DBM, Exmin, Bolívar and Mining Services that need to be resolved or corrected in order to avoid the arising of a Substantially Adverse Effect.

6.4	The parties agree that the Agent has the right to determine the fulfilment of the precedent conditions referred in this Clause for purposes of allocating the funds corresponding to DBP Disbursement and the SMI Disbursement. In case the Agent, on the basis of the criteria of reasonableness, determines that a condition has not been fulfilled, the Agent will notify this fact to the Co-obligors (through DBP as their representative according to the Sixteenth Clause) so that they carry out the acts designed to comply with the condition that, at the discretion of the Agent, has not been fulfilled. If the Co-obligors do not comply with the condition referred to in the notification aforementioned within the five (5) Working Days of the reception of such notification, then BCP and the other Banks (if any) will have no obligation to carry out and/or responsibility for the respective Disbursement . Therefore, the rights of the Co-obligors are not limited, subsequently and within the Availability Period, to being able to submit once again a Disbursement Request, subject to the fulfilment of the precedent conditions written in the preceding Numerals 6.2 and 6.3 above.

Seventh: Currency of payment

7.1	It is a condition of this Contract, and particularly with regards to the payment of capital and compensatory interests, moratorium interests and other expenses, Commissions, services and taxes derived from the Contract, that all payments will be made only in Dollars. For greater clarity, this stipulation constitutes what is otherwise stated in article 1237º of the Civil Code.

7.2	Thus, the Co-obligors expressly state that they assume and take responsibility of any circumstance that may exist in the future that, affecting the market changes or mechanisms to obtain Dollars, impedes or makes it more laborious for the acquisition of such currency in accordance with the Loan Documents, forcing them to make use of any legally available exchange mechanism, whether local or foreign to allow for the payment of all their obligations arising from the Loan Documents. The Co-obligors expressly disclaim to invoke any difficulty of payment in Dollars and recognize that the total payment in dollars carried out for their obligations derived from the Loan Documents will remain valid and enforceable until the Banks receive the exact Dollar amount that corresponds to be paid in accordance with the Loan Documents.

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7.3	On the assumption that in the future a norm or legal disposition is enacted, which establishes the prohibition of payment of obligations agreed in Dollars or determine the inability of the Co-obligors of converting Soles to Dollars, Canadian dollars to Dollars, and/or Mexican pesos to Dollars, the Co-obligors must make installments in Soles (in case of DBP), Canadian dollars (in the case of SMI) or Mexican pesos (in the case of DBM) in the amounts that were necessary so that the Banks may acquire, at any market that is available, the amount of the payment that would correspond to receive in Dollars.

7.4	Once the acquisition of Dollars has been accomplished, in respect to the payments in Soles, Canadian dollars, Mexican pesos or other currency of legal tender in Peru, Canada, or Mexico, carried out by the Co-obligors, the Agent will proceed to impute such amount in Dollars to the payment of the amount due over the Loan, and inform the Co-obligors of the results of such transactions and, if applicable, of the balance in Dollars that still remains outstanding.

7.5	In case it became necessary that the Agent or the Banks require the payment of the obligations linked to the Loan by SMI in the Canadian courts or by DBM in Mexican courts, it is established that if the Canadian or Mexican courts issued a resolution ordering the payment in Canadian dollars or in Mexican pesos, as appropriate, the following will apply (i) in the case of Canadian dollars to Dollars at the current exchange rate the day on which the competent court in Canada orders payment in Canadian dollars, in agreement with the exchange rate published on that day by the Bank of Canada; and (ii) in the case of Mexican pesos to Dollars, the current exchange rate on the day the competent court in Mexico orders payment in Mexican pesos, depending on the type of exchange rate published on such date by the Banco de Mexico.

Eighth: Statements and Assertions of the Co-obligors

The Co-obligors declare and assert the Agent, on the date of entering this Contract, the following:

8.1	Organization and Qualification - SMI is a society organized and in existence under the laws of Ontario, Canada, which is authorized under such laws to be the owner of their own goods and carry out their ordinary business activities.

DBP and Corona are corporations (PLC) organized and in existence under the Norms Applicable in the Republic of the Peru, which entitles them to own their own goods and carry out their ordinary business activities.

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DBM, Bolivar, Exmin and Mining Services are organized corporations in existence under the Applicable Norms in Mexico, which are authorized under such norms to own their goods and carry out ordinary business activities.

8.2	Powers and Authorizations - The Co-obligors and the Existing Subsidiaries possess and have given their representatives all powers and authorizations necessary to enter this Contract and other Loan Documents, as appropriate, as well as to comply with all the obligations assumed in these documents.

8.3	Forced Compliance and Valid Legal Act - This contract, as well as the other Loan Documents entered on the Closing Date or entered prior to the DBP Disbursement or SMI Disbursement, and the obligations arising from them, constitute and shall constitute valid and binding, solidary obligations, of forced compliance for the Co-obligors and the Existing Subsidiaries (in the Loan Documents of which they are, or from which they are part of), except for what has been written in the Applicable Norms in judicial matters. The entering of the present Contract and the other Loan Documents constitutes a valid legal act that does not violate the Applicable Norms nor the laws and regulations of any jurisdiction.

8.4	Governmental Authorizations - The Co-obligors and the Existing Subsidiaries have all the authorizations required by the Governmental Authorities under the Applicable Norms to carry out their usual activities, enter the present Contract and other Loan Documents and to fulfil the obligations undertaken therein, which are in force and are not subject to any requirement or condition except for those whose absence is not likely to give rise to a Substantially Adverse Effect.

8.5	Absence of conflict - The entering and execution by the Co-obligors and the Existing Subsidiaries of the Loan Documents does not conflict or create a situation of noncompliance with respect to (i) the terms, conditions or provisions of the social charter and other constitutional documents of each of them; (ii) the Applicable Resolutions, or any judgment, resolution, writ or decree of any court or other competent Governmental Authority; or (iii) any agreement, or contract in which either the Co-obligors or the Existing Subsidiaries is a party or by which it is bound (with the exception of those derived from the movable asset guarantees constituted by DBP in favor of the Agent concerning the shares in the ownership of DBP in Corona through contracts of movable guarantees entered on May 24, 2011 and through contracts of movable asset guarantees entered October 13, 2017).

Also, there is neither better right and/or lien and/or restriction, and/or limitation or impediment of any kind that would prevent or prohibit and/or limit and/or, in any way, restrict (i) the powers and rights of the Co-obligors and the Existing Subsidiaries to enter and sign the Loan Documents and validly assume the binding obligations under them (except for those derived from the movable asset guarantees constituted by DBP in favor of the Agent concerning the shares owned by DBP in Corona through contracts of movable asset guarantees dated May 24, 2011 and October 13, 2017), or (ii) the powers and rights of the Banks resulting from the Loan Documents.

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8.6	Legal Status - Neither the Co-obligors nor the Existing Subsidiaries are in noncompliance with the essential aspects of the Applicable Norms, or in noncompliance of a ruling, court sentence, or decree of any Governmental Authority in material aspects.

8.7	Contractual Status - Neither the Co-obligors nor the Existing Subsidiaries are in substantial noncompliance under contract, agreement or understanding of which they are part of, or which applies to them. Also, there is no fact that can configurate an Event of Noncompliance.

8.8	Financial Statements - The Co-obligors have rendered available and at the disposal of the Agent the last SMI consolidated financial statements audited , as of 31 December 2017 and of position as of 30 September 2018, as well as the DBP and DBM individual financial statements audited as of 31 December 2017 and of position as of 30 September 2018. Such financial information is accurate and complete in all material aspects and reflects the financial condition of SMI and DBP in accordance with the NIIF and the financial condition of DBM according to accounting practices in Mexico, to the satisfaction of the Agent.

As of the date of entering this Contract, the Co-obligors and the Existing Subsidiaries do not have direct or contingent liabilities other than (i) those referred to or reflected in the aforementioned financial statements of such dates, (ii) communicated previously to the Agent and (iii) those generated in the ordinary course of their business.

8.9	Substantially Adverse Effect – No Substantially Adverse Effect has occurred.

8.10	Judicial, Arbitral and/or Administrative Processes - There is no judicial or arbitral action, investigation, suit, process and/or any administrative pending or ongoing process against any of the Co-obligors or any of the Existing Subsidiaries, whose amount in dispute is either individually equivalent to or greater than US $500,000.00 (five hundred thousand and 00/100 dollars) or otherwise susceptible to result in a Substantially Adverse Effect, or to restrict, or to prevent the entering of the present Contract and other Loan Documents, or their compliance with, which has been notified to the respective Co-obligors or the respective Existing Subsidiaries (other than those expressly referred to in the Numeral 8.13), or that the Co-obligors have the Knowledge of the initiation of a Substantially Adverse Effect to be imminent, notified to them, or demanded, or any written claim against any of them, any of the Existing Subsidiaries, or their respective goods, assets and rights, by any Person or Governmental Authority.

8.11	Veracity and Coverage of the Information Provided – As of the date of entering this Contract, the Statements and Assertions made in this Loan Contract and in the other Loan Documents do not include misrepresentation of any fact or omit any fact that can generate that the information provided by the Co-obligors lead the Agent and/or Banks to incur in error.

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8.12	Absence of Unforeseen Circumstances and Force Majeure – The businesses and properties of the Co-obligors and the Existing Subsidiaries have not been affected materially during the previous ten (10) years to the Closing Date, or are as of today affected by: fire, explosion, accidents, strikes, forced stoppages or other labor problems, drought, storm, hail, earthquakes, embargos, or by any other circumstance that could reasonably trigger a Substantially Adverse Effect.

8.13	Taxes - The Co-obligors and the Existing Subsidiaries have prepared, endorsed, and submitted to the competent Governmental Authorities, including municipal authorities, the formats of all Taxes that are legally required, which they have paid, with the exception of those which may be questioned in good faith and over which there are adequate provisions according to the NIIF norms or the Mexican accounting standards, as appropriate, including those that are indicated in Annex 8.13, except for those who do not generate a Substantially Adverse Effect.

There is no debt, procedure, or any pending dispute between any of the Co-obligors or Existing Subsidiaries and any Governmental Authority on Taxes that: (i) involves a single amount equal or greater than $500,000.00 (five hundred thousand and 00/100 dollars), except for those listed in Annex 8.13 of the present Contract to which the Co-obligors declare that they not are susceptible of generating a Substantially Adverse Effect or (ii) otherwise, it is likely to generate a Substantially Adverse Effect .

In the same way, SMI has:

(i)	Presented, or has caused to present, all sworn statements linked to the Canadian Income Tax, Canadian Sales Tax and any other Tax that would apply to Canadian Governmental Authorities or any other jurisdiction;

(ii)	Promptly paid all Taxes accrued or required in Canada (without prejudice to those that have been contested in good faith);

(iii)	Provided the amounts appropriate to pay those Taxes that will reasonably be required in Canada according to the NIIF and accounting standards according to its jurisdiction;

(iv)	Withheld and charged all the Taxes that were required to hold and charge in Canada, and has promptly transferred such Taxes to the corresponding Canadian Governmental Authorities; and

(v)	Timely presented and paid all Canadian Labor and Tax Debts .

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In addition, SMI has no knowledge of any audit or impugnation brought against them on account of Canadian Taxes or Tax and Labor Debts paid by SMI in Canada.

In the operations carried out by SMI with nonresident third parties in Canada under conditions other than market conditions, SMI has met the requirements of transfer pricing established in section 247 (4) of the Income Tax Act of Canada.

8.14	Immunity- Neither the Co-obligors nor the Existing Subsidiaries possess immunity with regards to the jurisdiction and competence of any court, tribunal, arbitrator or any tribunal with respect to any lawsuit or claim.

8.15	Subordination - The Loan payment will not be subordinate in priority, range or payment to any other debt or obligation before or after the date of entering this Contract, except as otherwise provided by the Applicable Regulations.

8.16	Legal Proceedings - Neither the Co-obligors nor the Existing Subsidiaries find themselves in any legal proceedings in any court case, in the condition of debtors, under the corresponding Applicable Norms , whether it has been voluntarily initiated or initiated by third parties, nor do they find themselves in talks to reach a general refinancing of their obligations.

8.17	Employment Status - The hiring of personnel by the Co-obligors and the Existing Subsidiaries belonging to outsourced services and those in charge of tasks outsourced to complementary companies, complies with the Applicable Norms, and neither the Co-obligors nor the Existing Subsidiaries at the moment are indebted to their employees, or have any outstanding claims, or undergoing any processes derived from labor obligations in individual amounts equivalent to or greater than US $500,000.00 (five hundred thousand and 00/100 dollars) or which otherwise are likely to result in a Substantially Adverse Effect.

8.18	Event of Noncompliance/Default - There is not any fact, event, or situation which, in the opinion of the Co-obligors, can or reasonably can configurate an Event of Noncompliance.

8.19	Ownership of Goods - The Co-obligors and the Existing Subsidiaries are the exclusive owners of the Mining Assets (except for those expressly referred to in sections 2 (c) and 2 (d) of the Annex 1.1.7), which are free of encumbrances, charges, or lien. As well, the property and rights affected or to be affected by the Specific Guarantees are free of liens, and so the Specific Guarantees shall constitute guarantees of first and preferred rank in favor of the Agent for the benefit of the Banks.

8.20	Insurance - The insurance policies mentioned in clause 6.1.7 is in force and the respective Co-obligors are active and in full compliance with the corresponding premium payments. Coverage has not been denied at any time during the validity of such policies.

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8.21	Anti-corruption- Neither the Co-obligors, the Existing Subsidiaries, or their respective shareholders, administrators, officers, employees, agents, representatives or any third party (including but not limited to financial advisors, lawyers, accountants) have ever, when acting on behalf or in the interest of any of the Co-obligors or Existing Subsidiaries (hereinafter, "Representatives"), engaged in any of the cases listed below:

a)	Participate in acts of corruption and/or bribery with respect to any Governmental Authority, and/or grant or award payments, gifts, promises of payment, personal benefits or others similar, contrary to law, to officers or employees of entities of any Government Authority, state owned nonpublic entities, sate owned entities with private shareholders, or state owned enterprises with public powers, or mixed economy companies that develop their operations, which have or could have generated a benefit to the Co-obligors and/or to the Existing Subsidiaries or their respective Representatives.

b)	Engage in illegal practices or actions for obtaining consents, permits, licenses, approvals, authorizations, rights, or privileges from any Governmental Authority, which had or could have generated a profit to any of the Co-obligors, or to any of the Existing Subsidiaries, or their respective Representatives; or commit or participate in any kind of crime, including crimes against the public administration or money laundering or equivalent crimes, whether these crimes have been committed in Peru, Mexico, Canada or other countries that have or could have generated a benefit to either the Co-obligors or any of the Existing Subsidiaries of their respective Representatives.

8.22	Intercompany debts: The financial obligations between the Co-obligors, between the Co-obligors and the Existing Subsidiaries or between the Existing Subsidiaries, will be subject, in terms of payment and in general, to the obligations derived from the Loan , under the terms of subordination contained in Annex 6.2.11 of the present Contract.

8.23	Subsidiaries - The Co-obligors have no other Subsidiaries other than the Existing Subsidiaries, except as what is indicated as follows: (i) SMI has as Subsidiaries DBP and DBM; and (ii) SMI has the Canadian society by the name of "Dia Bras Exmin Resources Inc” as their Subsidiary, which has no assets or liabilities of any kind, nor has generated any income since it was constituted.

8.24	Cultural heritage - In relation to the activities developed by the Co-obligors and the Existing Subsidiaries, no damages to the cultural heritage have been generated over the cultural archeological heritage. Likewise, Corona has a plan of archaeological monitoring linked to the CIRA N° 273-2017/MC.

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8.25	Compliance aspects - The Co-obligors state that Corona has a system of prevention for money laundering and the financing of terrorism (SPLAFT) properly implemented, which complies with all the requirements and components demanded by the regulations applicable, such as (i) the designation of a compliance officer; (ii) the registration of operations; (iii) the report of suspicious transactions (if applicable); (iv) to have a proper manual for the prevention of money laundering and the financing of terrorism; (v) to have a proper code of conduct; (vi) to have adequate mechanisms for the attention of information requirements to the authorities; (vii) to have knowledge of the customers and the final beneficiaries; (viii) to have knowledge of their managers and employees; (ix) have knowledge of suppliers and counterparts; (x) to have annual training programs; (xi) to have internal and external audits; and (xii) to have risk assessment procedures.

8.26	Water Rights - The Co-obligors and the Existing Subsidiaries find themselves in compliance with the Applicable Norms for the use of water rights, including, but not limited to, the timely payment of fees for the use of water.

8.27	Operations with bonded parties - The Co-obligors state that, together with the Existing Subsidiaries, have conducted, before the Closing Date, all operations with Subsidiaries, Affiliated Companies and those bonded economically, according to market conditions.

Each of the statements and assertions made in accordance with the present Clause will be true and correct at the Closing Date, as well as in each corresponding Disbursement Date for the DBP Disbursement and the SMI Disbursement. In the case of the insurance policies, the statements and assertions shall be referred also to the policies mentioned in section 6.3.12.

Ninth: Obligations of the Co-obligors

9.1	The Obligations of Giving and Doing / Conveying and Carrying out

9.1.1	The Co-obligors will pay the Banks, through the Agent, on Payment Dates and within the periods established in this Contract, each and every one of the corresponding amounts, according to this Contract, as well as the interest accrued and any amount in respect of fees, Commissions, or others that are applicable under the Contract. The Banks will allocate the amounts received in the order established in Numeral 3.2.6.

The Co-obligors assume, jointly liable in solidarity, among themselves the obligation of payment established in the previous subparagraph.

9.1.2	The Co-obligors (acting jointly represented by DBP according to the Sixteenth Clause) will provide full and accurate information when they are required by the Agent, in writing, with three (3) Working Days in advance, and allow that the technical personnel of the Agent can verify during the Co-obligors office hours, the correct allocation of the Loan, provided that a request in writing from the Agent has been submitted with three (3) Working Days in advance of the completion of the visit, in which especial access will be given to all accounting records, files and facilities necessary for this purpose. If there is an Event of Noncompliance, such request will not be necessarily sent with such anticipation.

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9.1.3	The Co-obligors should carry their accounting books and accounting records and prepare financial statements in accordance with the norms established by NIIF and the accounting standards of their jurisdiction and will cause the Existing Subsidiaries to do the same.

9.1.4	The Co-obligors (acting jointly represented by DBP according to the Sixteenth Clause) will have the following documents readily available: copy of (i) the individual audited annual financial statements of DBM, DBP and Corona, and SMI annual financial statements audited and consolidated, as soon as possible but in any event within one hundred and forty (140) calendar days following the closing of the corresponding fiscal year (meaning that each fiscal year-end is December 31 of the corresponding year); and (ii) the quarterly unaudited individual financial statements of DBM, DBP and Corona, as well as the quarterly unaudited consolidated financial statements of SMI, within sixty (60) calendar days of the completion of the respective quarter (assuming that the dates of completion of the quarters will be on March 31, June 30, September 30 and December 31 of each year), to the satisfaction of the Agent.

The financial information must be presented together with the certificate referred to in Numeral 9.1.6. Similarly, supply at the same time the calculation of the Financial Obligations referred to in Numeral 9.3, and the notices of disputes involving individual amounts equivalent to, or greater than US $500,000.00 (five hundred thousand and 00/100 dollars) for either the Co-obligors or Existing Subsidiaries that are likely to result in a Substantially Adverse Effect and, in general, comments and additional information deemed necessary for the monitoring of the performance of the Co-obligors and the Existing Subsidiaries.

9.1.5	The Co-obligors will allow visits and inspections of the Agent or consultants or experts designated by them to the facilities of the Co-obligors and the Existing Subsidiaries, provided that a request in writing has been submitted by the Agent within three (3) Working Days prior to the realization of the visit or inspection, and provide all the facilities for carrying out the visits and inspections. The Co-obligors will assume the costs up to a (1) visit or inspection during each calendar year (except if an Event of Compliance has been produced and has been ongoing, in which case the Co-obligors will be responsible for all the visits required by the Bank); resulting in the Bank assuming the costs of the other visits or inspections.

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9.1.6	The Co-obligors (acting jointly represented by DBP pursuant to Clause Sixteenth) will give the Agent, together with the financial information provided in Numeral 9.1.4, or at any time when required by the Agent, a certificate signed by the DBP General Manager, declaring that the Co-obligors are complying with all the obligations assumed by virtue of this Contract, substantially according to the format contained in Annex 9.1.6.

9.1.7	The Co-obligors (acting jointly represented by DBP according to the Sixteenth Clause) will inform the Agent within a Working Day after having become aware of any fact or circumstance which would have generated or reasonably could generate a Substantially Adverse Effect.

9.1.8	The Co-obligors (acting jointly represented by DBP according to the Sixteenth Clause) will immediately inform the Agent in case a judicial process of contest has been initiated or would be ongoing against any of the Co-obligors or any of their subsidiaries (including the Existing Subsidiaries), a creditors judicial contest suit or a process of insolvency under the corresponding Applicable Norms. In this case, the Co-obligors or the Existing Subsidiaries affected by the judicial process of creditors or an insolvency process, will resolve and rescind such procedure within a maximum term of forty-five (45) calendar days counted from the date in which fact was verified.

9.1.9	The Co-obligors (acting jointly represented by DBP according to the Sixteenth Clause) will inform the Agent within a Working Day following the date of reception of the notification of the resolution that orders the embargo or seizure, or any other injunction derived from coercive or judicial processes of any kind, over any of the assets of any of the Co-obligors or any of the Subsidiaries (including the Existing Subsidiaries), amounting to more than US $ 5'000, 000.00 (5 million and 00/100 dollars).

9.1.10	The Co-obligors will keep to the purpose of their businesses and cause the Existing Subsidiaries to keep to the purpose of their businesses, refraining from intervening, directly or indirectly, in any activity not related to their social objects, unless they have authorization from the Agent.

9.1.11	The Co-obligors will comply with applicable standards and cause the Existing Subsidiaries to comply at all times with all corresponding Applicable Norms; in every case, that turn out to be material to their operations, including those concerning the protection of the environment, keeping compliance with their fiscal, labor, social security and pension funds obligations (other than those that can be questioning the good faith, and over which adequate provisions are kept according to the NIIF Norms), as well as maintaining and obtaining licenses, permits, concessions, authorizations and material rights for the development of their activities.

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9.1.12	The Co-obligors will use the funds from the Disbursements only for the purposes expressed in Numeral 2.5.

9.1.13	The Co-obligors will conduct and cause the Existing Subsidiaries to conduct only operations in market conditions, with Subsidiaries, Affiliates or economically bonded companies.

9.1.14	The Co-obligors will maintain and will cause that the Existing Subsidiaries to maintain, at all times, their assets in good conditions and properly insured against all risks that are common in the industry, in accordance with the requirements in Numeral 6.1.7 and to what has been stated in Numeral 8.20. the insurance policies related to the assets of DBM and Exmin will be valid at all times from the time of the first Disbursement that corresponds to the SMI Disbursement, endorsed in favor of the Agent, in satisfactory terms.

9.1.15	The Co-obligors will subordinate all the loans or debts of the Co-obligors with their Affiliates, granted before or after the date of entering this Contract, to the obligations assumed by the Co-obligors under the present Contract, and will agree to the terms of subordination contained in Annex 6.2.11 of this Contract.

9.1.16	The Co-obligors will have and will cause the Existing Subsidiaries to have, at all times, all the authorizations and material licenses required by Governmental Authorities under the Applicable Norms to (i ) carry out their usual activities; and (ii) to comply with the obligations assumed in the Loan Documents, which must be valid.

9.1.17	The Co-obligors will maintain the status pari passu of the Loan in relation to other debts, subject to the exceptions provided for in the Applicable Regulations.

9.1.18	The Co-obligors will be kept and cause that the Existing Subsidiaries are kept, at all times, in compliance with the payment of their taxes, except in the cases in which there are discrepancies and will follow a due process or process against the competent Governmental Authority, in which case the payment of Taxes may be deferred if allowed by the Applicable Norms.

9.1.19	The Co-obligors will have, and cause that Corona keeps at all times, external auditors of recognized prestige, which are listed in Annex 9.1.19 of the present Contract.

9.1.20	The Co-obligors will observe the payment obligations under this Contract according to the priority of payment and other criteria established in this Contract.

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9.1.21	DBP will obtain, at the latest on the Working Day immediately following the Disbursement of funds for the Loan allocations foreseen in clause 2.5.5, duly entered BCP and DBP, the following: (i) the minutes and public deed of the lifting and cancellation of the movable asset guarantee constituted by DBP in favor of BCP on all shares owned by DBP in Corona through the contract entered May 24, 2011; and (ii) the minutes and public deed of the lifting and cancellation of the movable asset guarantee constituted by DBP in favor of BCP over 9'700,000 shares of DBP in Corona by contract entered 13 October 2017.

9.1.22	DBP will submit or cause that Corona presents to Cavali, no later than three (3) Working Days immediately following the date of signing of the documents referred in the preceding Numeral 9.1.21, the testimonials of the deeds for the lifting and cancellation of the existing movable asset guarantees over the Corona Shares referred to in the preceding Numeral 9.1.21. After having complied with the above, BPD should cause the registration of the movable asset guarantee over the Corona Shares registered in Cavali within ten (10) business days following the presentation aforementioned, as movable asset guarantee of the first and preferential rank. Moreover, the Bank is obliged to sign the documents that are needed to enable registration of the Shares in Cavali as referred in this Numeral.

9.1.23	SMI and DBM will enter and shall cause that Exmin, Bolivar, Servicios de Mineria, Mr. Igor Alcídes Gonzáles Galindo, and anyone else that would be necessary, enter the Contracts of Guarantees corresponding to the Mexican Guarantees and to the Canadian Guarantees within the thirty (30) days following the Closing Date. The Co-obligors will obtain the registration of the Specific Guarantees and of the liftings referred in the preceding Numeral 9.1.21 in the relevant and corresponding public records office, or in Cavali, as appropriate, observing the deadlines written in the Contracts of Guarantees for this purpose.

SMI and DBM are obligated to carry out and will cause that Exmin, Bolivar and Servicios Mineros, Mr. Igor Alcídes Gonzáles Galindo, and any other Person deemed necessary, do their best efforts and carry out or grant all the acts that are necessary to obtain ownership and/or free the existing liens over the mining concessions identified in subparagraphs 2 (c) and 2 (d) of the Annex 1.1.7 (Mining Assets). Similarly, once the ownership of them is obtained, they are obliged to carry out all activities, and enter, or grant all acts that are necessary to obtain registration of the Collaterals over he Tangible Goods of DBM and Exmin in respect to them as first and preferential.

Also, the Co-obligors will obtain the registration in the public records office of the powers of those who acted as their representatives and cause to obtain the registration of the powers of those who acted as representatives of the Existing Subsidiaries, in the corresponding Loan Documents, within thirty (30) days following the Closing Date.

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9.1.24	The Co-obligors will cause that Corona, at annual intervals, issues an internal report of Proven and Probable Reserves of the Yauricocha Mining Unit, updated, signed by the qualified person for that purpose ("Qualified Person") on behalf of such society, and hand a copy of the report to the Agent no later than March 31 of each year.

The Co-obligors will cause that Corona obtains, at the latest on December 31, 2019, a report by an independent auditor on the Proven and Probable Reserves of the Yauricocha Mining Unit, drawn up in accordance with the National Instrument 43-101 of Canada, and they will have to deliver a copy thereof to the Agent within ten (10) Working Days of being received by Corona.

In addition, the Co-obligors will cause that Corona obtains, with the frequency of every two (2) years from the date of obtaining the first report indicated in the preceding paragraph, new reports conducted by an independent auditor on the Proven and Probable Reserves of the Yauricocha Mining Unit, elaborated in accordance with the National Instrument 43-101 of Canada, and shall deliver a copy thereof to the Agent within ten (10) Working Days of having been received by Corona.

If the report referred to in the first subparagraph of this Numeral determined that a substantial change in the level of Proven and Probable Reserves has occurred in the Yauricocha Mining Unit, the Co-obligors should report that to the Agent within a maximum of ten (10) Working Days since they acknowledged it, and shall cause that Corona hires for the preparation of an independent audit report of the Proven and Probable Reserves elaborated in accordance with the National Instrument 43 - 101 of Canada to validate the internal calculations, the Co-obligors will give the Agent a copy of the independent audit report within ten (10) Working Days after being received.

9.1.25	The Co-obligors will have, and cause that the Existing Subsidiaries have at all times, rightfully approved policies of dividends in virtue of which these are distributed, at all times. Dividends Distributions in amounts that will allow the Co-obligors to fully comply with their obligations under this Contract.

The Dividends Distributions to be executed by DBP, DBM and Exmin to SMI will be deposited in the bank account as indicated in the section (i) of the definition of " Taxable Peruvian Accounts ", causing that DBP and DBM do not realize Dividends Distributions (and causing that Exmin do not realize Dividends Distributions to SMI) in separate accounts, unless instructed in writing by the Agent. For this purpose, each of the Co-obligors will send an irrevocable communication giving instructions so that the aforementioned Dividends Distributions are deposited in such account.

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The Dividends Distributions that Corona pays DBP will be deposited in the bank account indicated in the section (ii) of the definition of " Taxable Peruvian Accounts”, forcing DBP to cause that Corona do not pay DBP Distributions of Dividends in different accounts, unless instructed in writing by the Agent.

The Dividends Distributions that Bolivar and Servicios Mineros pay DBM will be deposited in the Taxable Mexican Account, obliging DBM to cause such Existing Subsidiaries not to pay DBM Dividends Distributions in separate accounts, except if instructed in writing by the Agent.

9.1.26	SMI will be able to carry out Dividends Distributions, only to the extent that such reimbursement subjects to the following rules:

(i)	Only SMI will be able to carry out Dividends Distributions after the Grace Period has concluded, unless a Mandatory Loan Prepayment is realized for the same amount as that of the Dividends Distribution foreseen (as described in Numeral 4.2), and to the extent that the Co-obligors are not in an Event of Noncompliance, and as long as such reimbursement does not generate an Event of Noncompliance;

(ii)	After having carried out each of the Dividends Distribution, SMI will keep in the bank account indicated in the section (i) of the definition of " Taxable Peruvian Accounts ", an amount exceeding the amount of the following installment, according to the Payments Schedule, and until the Payment Date of such Installment; and

(iii)	As long as the preceding numerals (i) and (ii), are fulfilled, SMI will be able to carry out Dividends Distributions provided that this does not jeopardize in any way the payment of Installments when they mature within the period of the following twelve months.

9.1.27	The Co-obligors will obtain, and cause that Exmin obtains, with a frequency of every two (2) years, an appraisal performed by a designated appraisal entity, of the goods located in Mexico (other than the mining concessions) that are identified in the final version of Annex 1.1.7, which is included in the addendum to the present Contract to be registered in accordance with Numeral 6.3.14 and that will substitute the referential version (with respect to the assets located in Mexico) contained in the Annex 1.1.7 attached to this document.

9.1.28	Within thirty (30) calendar days of the Closing Date, the Co-obligors will have delivered to the firm Galicia Abogados all the documentation and information requested by such law firm to complete the due diligence of DBM, Exmin, Bolivar and Servicios de Mineria, to the satisfaction of the Agent.

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9.1.29	The Co-obligors will give the Agent within thirty (30) days of the Closing Date, to their satisfaction, a report prepared by a technician or an insurance company accrediting that the Corona assets are insured with appropriate and sufficient insurance policies, according to the industry best practices, and to the requirements of the mining industry, awarded by international insurance companies of first level, in accordance with the Clause 6.1.7.

9.2	Obligations of What Not to Do

9.2.1	The Co-obligors will refrain and will cause that the Existing Subsidiaries to refrain from participating in processes of dissolution, liquidation, transformation, corporate reorganization, acquisition, merger or scission, without prior written authorization by the Agent.

9.2.2	The Co-obligors will refrain, and will cause that the Existing Subsidiaries to refrain, form reducing capital or reimbursing loans to their shareholders, directors or Affiliates, unless allowed by Numeral 9.1.26 in respect of a payment, or a payment allowed under the agreements of subordination that has been entered in relation to these loans in accordance with the terms contained in Annex 6.2.11 of this Contract.

9.2.3	Without the prior written authorization of the Agent, the Co-obligors will refrain from, and will cause that the Existing Subsidiaries to refrain from, selling, leasing, exploiting, selling or transferring income, fixed or intangible assets and/or assigning their rights over them, under any title or modality, except for those that become obsolete or those who individually or aggregated with the acts described in the following numeral 9.2.5, do not exceed an amount of US $ 10'000,000.00 (ten million and 00/100 Dollars) in a period of one year.

9.2.4	Without the prior written authorization of the Agent, the Co-obligors will refrain, and will cause the Existing Subsidiaries to refrain from, granting real or personal guarantees in favor of third Parties, whether natural or legal, affiliates or companies bonded economically, or in favor of its Affiliates or Subsidiaries, either in guarantee of own obligations or third parties except by those which, individually or aggregated with the acts described in the preceding numeral 9.2.3, do not exceed an amount of US $10 '000,000.00 (ten million and 00/100 dollars) in a period of one year; except those guarantees that constitute the framework of the present Contract, or those imposed by the Applicable Norms or those over goods different form the ones that are the subject of the Specific Guarantees.

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9.2.5	Without the prior written authorization of the Agent, the Co-obligors will refrain from, and cause that the Existing Subsidiaries to refrain from granting funding in favor of third parties, or in favor of its Affiliates or Subsidiaries or related companies bonded economically, when the balance of the capital outstanding of payment over these financings, exceeds, either individually or in the aggregate of US $ 5'000,000.00 (five million and 00/100 dollars) computed from the Closing Date, except in the case of financing granted among the Co-obligors among themselves and/or between them and the Existing Subsidiaries. Such financing will not be granted in case that (i) an Event of Noncompliance has occurred, and it is ongoing, or (ii) when such financing generates or can generate a Substantially Adverse Effect.

9.2.6	The Co-obligors will refrain from, and will cause that the Existing Subsidiaries refrain from, transferring or creating liens over the Corona Shares, the Bolivar Shares, the DBP Shares, the DBM Shares, the Exmin Shares and Servicios de Mineria (except in respect to the Movable Asset Guarantees over Shares and Pledges over Shares and the and the Collaterals over Shares, and the execution of such guarantees) or carrying out or allowing changes in the Effective Control of any Co-obligor or Existing Subsidiary without the prior written consent of the Agent.

Similarly, the Co-obligors are obligated not to constitute, and cause that the Existing Subsidiaries do not constitute encumbrances, liens, or any effects that may impact adversely the existence, validity and first rank of the Specific Guarantees, or in any way affect the protection that the Specific Guarantees grant to the Banks.

9.2.7	The Co-obligors and the Existing Subsidiaries, as well as their Representatives will not incur in any of the cases detailed in the Numeral 8.21.

9.2.8	The Co-obligors will refrain from and will cause that the Existing Subsidiaries refrain from entering financial instruments for speculative purposes, unless they have written authorization of the Agent.

It is established that the obligations of what not to do contemplated in this Numeral 9.2 are applied also to Dia Bras Exmin Resources Inc., obliging SMI to cause that such Subsidiary does not realize any of the acts that should not be done in accordance with this Numeral 9.2, that cannot be carried out by the Co-obligors and the Existing Subsidiaries.

9.3	Financial Obligations

The Co-obligors are obliged to comply with, or cause that the following Financial Obligations are met:

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9.3.1	Obligations related to SMI:

9.3.1.1	The Debt Service Coverage Ratio will be greater than, or equal to 1.10x

9.3.1.2	The Ratio of Consolidated Net Financing Debt / Consolidated EBITDA will be less than, or equal to 2.0x.

The Financial Obligations contained in Numerals 9.3.1.1 and 9.3.1.2 will be calculated by SMI and reported to the Agent on a quarterly basis based on the SMI consolidated financial statements.

The calculations in respect to the fulfillment of the previous Financial Obligations in the months of March, June and September of each year will be based on the figures in the SMI consolidated financial statements. It is established that these calculations will be made on annualized basis, so for the purposes of determining if the Financial Obligations in a given quarter are met, these should be added to the figures on the consolidated profit and losses statement, and on the statement of the consolidated cash flows of SMI of the respective quarter, those figures corresponding to the three previous quarters.

On the other hand, for the revision of the ratio corresponding to the one as of 31 December of each year, the SMI consolidated audited financial statements will be used.

9.3.2	Obligations related to Corona:

9.3.2.1	The Co-obligors will cause that Corona, with regards to their Yauricocha Mining Unit, maintains a ratio of Proven and Probable Reserves over the Treated Mineral for the past 12 (twelve) month-period, greater to the remaining term of the Loan. The indicated ratio will be calculated by the Co-obligors on the same date in which they received the internal report to which Numeral 9.1.24 indicates, or the report of external audit to which the second paragraph of Numeral 9.1.24 refers to, and it will be reported to the Agent. The calculations of this ratio are to be conducted based on such document.

Tenth: Events of Noncompliance/Default

The parties agree that each of the following circumstances constitutes an "Event of Noncompliance", being the case, once the correction period has passed, whichever applies, in the terms provided in the present Clause:

10.1	Noncompliance over Payment Obligations - if the Co-obligors default in the payment of (i) any amount corresponding to the outstanding capital or interests owed under this Contract on the date that it is payable, or (ii) any Commission, fee, expense, service or tax payable and/or reimbursement under this Contract.

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10.2	False Statement or Assertion - If any Statements and Assertions made by the Co-obligors throughout this Contract are materially false or incorrect at the time of being made or ratified.

10.3	Bankruptcy Proceedings - If any of the Co-obligors or the Existing Subsidiaries begins or is being subjected to a procedure of bankruptcy, insolvency, or regulated asset restructuration under the Applicable Norms, and such proceedings, in the case of being initiated by third parties, are not declared inadmissible, irrelevant or are filed within seventy-five (75) calendar days of their notification to the corresponding Co-obligors or Existing Subsidiary.

10.4	Noncompliance of Obligations Contemplated in other Contracts (Cross Default) - If any of the Co-obligors or any of the Existing Subsidiaries violates: (i) any of the obligations assumed by virtue of another contract, agreement and/or in accordance with any of the Banks; (ii) any of the assumed obligations under another understanding, contract or agreement with any other any financial entity different from the Banks, with a value equal or greater than US $ 5'000,000.00 (five million and 00/100 dollars) provided that such noncompliance grants that financial institution the right to resolve and/or expedite all the terms under the contract, understanding, or agreement, or that such noncompliance may affect the normal development of the corresponding operations of the Co-obligors or Existing Subsidiaries, and/or their ability to meet the obligations derived from the Loan Documents; or (iii) any other the obligations assumed under any other understanding, agreement or contract with any Person different to the Banks and outside of the financial system, for a value equal to, or exceeding US $ 10'000,000.00 (ten million and 00/100 dollars), provided that such noncompliance grants such Person the right to (a) resolve or accelerate all the terms under the understanding, agreement, or contract, or (b) demand the payment of an amount equal or greater than US $ 10'000,000.00 (ten million and 00/100 dollars), or when such noncompliance can affect the normal development of the corresponding operations of the Co-obligors or the Existing Subsidiaries, and/or their ability to comply with the obligations under the Loan Documents.

10.5	Governmental Authorizations - If any substantial Governmental Authorization that is required by the Co-obligors or by the Existing Subsidiaries for the development of their usual activities or in connection with the present Contract ceases to be in total validity and effectiveness, and this affects the normal operation of the business, and whenever that would cause a Substantially Adverse Effect.

10.6	Effective Control Change - If changes in the Effective Control of any of the Co-obligors or any of the Existing Subsidiaries are produced, and such changes do not have the prior authorization of the Agent.

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10.7	Expropriation or Nationalization – If on a later date of entering this present Contract, a Governmental Authority (Peruvian, Mexican or Canadian, as appropriate), does any act which, in the judgment and discretion of the Banks, (i) may be in the deprivation of any of the rights of the Bank under the present Contract, or (ii) seize, expropriate or nationalize the property or control (x) the Co-obligors or the Existing Subsidiaries, or over the goods, assets or significant rights of any of the Co-obligated or any of the Existing Subsidiaries that would put at risk, at the discretion of the Banks, the repayment of the monetary obligations stipulated in this Contract or reasonably produce a Substantially Adverse Effect ; (and) of SMI over the DBP shares, over the DBM shares and/or over the Exmin shares; or (z) of Servicios Mineros shares.

10.8	Noncompliance with Court Decisions, Arbitral Rulings, or Administrative Resolutions - If any consented and firm court sentence, arbitral ruling, judicial or extrajudicial transaction or administrative resolution that carries the weight of matter judged and sentenced, ordains any of the Co-obligors or the Existing Subsidiaries to make payment, that to the reasonable discretion of the Banks could cause a Substantially Adverse Effect that limits the capacity of the obligor to meet payments over their obligations under the terms and conditions of the Loan Documents.

10.9	Financial Obligations - If noncomplying with the Financial Obligations as referred in Numeral 9.3 of this Contract.

10.10	Cession or transference of goods - If any of the Co-obligors or the Existing Subsidiaries, transfers, relinquishes, puts a lien, or affects any good of their property upon noncomplying with what has been established in Numerals 9.2.3 and 9.2.5 of this Contract, or transfers goods other than under such assumptions that could damage, at the discretion of the Banks, the ability of repayment of the present Loan or the fulfillment of the obligations under the Loan Documents.

10.11	Substantially Adverse Effect – That would generate a Substantially Adverse Effect.

10.12	Disbursement Funds Destination - If the Co-obligors or any of the Existing Subsidiaries, as applicable, allocate, wholly or partly, the resulting Disbursement funds, without writing prior authorization by the Agent, to a destination other than the one agreed in this Contract.

10.13	Loan Documents Validity and Term - If any of the Co-obligors or the Existing Subsidiaries, or any of their respective Affiliates, initiates a procedure to obtain a declaration or statement from a Governmental Authority as regards to the invalidity, annulment, enforceability, rescission or resolution of any of the Loan Documents, or if any of the Loan Documents is declared void, voidable, unenforceable, resolved or terminated by any Governmental Authority.

10.14	Cession - If the Co-obligors carry out any act designed to assign or cede their contractual position or their rights in this Contract, or to transfer the Loan under conditions not regulated by this Contract without written authorization of the Agent.

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10.15	Reduction of capital, dissolution and liquidation - If the shareholders of any Co-obligors or Existing Subsidiary, agree to the reduction of the share capital of the corresponding society, without the authorization of the Agent, or start a process of liquidation or dissolution of any Co-obligated or Existing Subsidiary.

10.16	Noncompliance of Obligations derived from the Loan Documents - If any of the Co-obligors or the Existing Subsidiaries fail to comply with any of the obligations set forth in any of the Loan Documents (other than this Contract) and such non-compliance had not been rectified within the period established for this purpose, if it were the case).

10.17	Noncompliance of Numeral 9.1.26 - If SMI makes a Dividends Distribution, contrary to the rules established in Numeral 9.1.26.

10.18	Acts of corruption - In case that, based on their reasonable discretion and at their sole discretion, the Agent determines that any of the Co-obligors, or the Existing Subsidiaries, or any of their respective Representatives has engaged in any of the assumptions outlined in Numeral 8.21.

10.19	Noncompliance of other Obligations - If the Co-obligors violate any other obligations assumed under this Contract, other than those specified in the preceding Numerals.

10.20	Loss of Specific Guarantees - If one or more of the Specific Guarantees is not perfected or registered, according to the provisions of the Applicable Norms that regulate each one of them, in the terms stipulated in this Contract; or if one or more of the Specific Guarantees ceases to be valid, enforceable or loses the first and preferential rank that holds in virtue of the Contracts of Guarantees.

Each of the Noncompliance Events described in the previous Numerals will be construed as configurated on the same day they happen, except for the events described in Numerals 10.5, 10.8, 10.16 and 10.19 in which the Event of Noncompliance will be construed configurated after ten (10) Working Days since it occurs, except that during this period, the event would have been rectified by any of the Co-obligors.

Eleventh: Consequences of the Events of Noncompliance/Default

11.1	In case a noncompliance configurates under what has been established in this Contract, the Co-obligors will recognize the Banks, from that moment, the compensatory interests, interests for noncompliance and all other additional concepts derived from the Contract, at the Compensatory Interest Rate plus the Moratorium Interest Rate, until the day in which all the obligations outstanding of payment have been met, or the noncompliance has been remedied. The interests will be liquidated and capitalized as decided by the Agent, subject to the law, and in accordance with the terms allowed by the current legal regulations and/or competent Governmental Authorities.

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Without prejudice to the provisions of the preceding paragraph, the moratorium interests shall accrue automatically from the date in which the Co-obligors did not meet the respective payment or other obligation under this Contract, without the need of constituting and entering in moratorium, additional notification or any other formality.

11.2	Also, in case any Noncompliance Events described in the previous Tenth Clause configurates, the Agent, in that case, and according to the instructions received from the Banks, and that will be adopted in accordance with the Fifteenth Clause, will be able to, within their full rights:

(i)	Declare this Contract breached, according to what has been established in article 1430° of the Civil Code, and/or declare the terms of the Loan expired, by written communication sent to the Co-obligors, accompanied by the liquidation of the debit balance as referred on numeral 7 of article 132° of the General Law, and demand immediate payment of all due amounts to the Bank under this Contract; and

(ii)	Request the Agent the execution of the Specific Guarantees.

Similarly, each of the Banks may execute and/or legally demand the payment of the full due amounts under the Promissory Note issued to each of them as a result of the correspondent Disbursements.

The delay by the Agent or the Banks in exercising the rights referred in the present Numeral 11.2 would not mean, in any case, the presumption of waiver to the same.

11.3	In case of termination of this Contract, all the commitments made by Banks in relation to this Contract will be terminated, and all outstanding obligations pending of execution derived from it will be immediately terminated and considered without validity.

11.4	The termination of this Contract in no way harms the Specific Guarantees granted in favor of the Agent and/or the Banks, which will remain in full force and effectiveness until the complete payment of the obligations owed is carried out by the Co-obligors.

Twelfth: Increase of Costs

The Banks reserve themselves the right of having the authority for increasing the costs of the Loan as a consequence of any increase in the cost of capital that affects them, triggered by any change in the taxation system, increase or modification to the regime of the legal banking reserve, or changes in the interpretation of the Applicable Norms by a competent court , or changes in the laws, or in the banking regulations; or by disposition of the Central Bank (Banco Central de Reserva del Perú) or a Governmental Authority, which will grant them the right to, alternatively, readjust the Compensatory Interest rate and/or the Moratorium Interest Rate, both stipulated in this Contract, require payment of the corresponding amounts, or debit, from the account(s) that the Co-obligors keep in the Banks, the additional amounts to compensate said incremental costs. To that effect, it will be enough a written communication by the Agent sent with thirty (30) days in advance.

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Likewise, the Banks will reserve to themselves the right that allows them to increase the costs of the Loan should the LIBOR not be available for one or more Periods of Interests.

Thirteenth: Taxes

The totality of the current and future Taxes applicable, according to what the Law mandates in the Applicable Norms, that could affect the Loan, including its interests, expenses, and commissions, will be of exclusive responsibility of the Co-obligors. The taxes on profits that tax the banking operations are excluded in the places/cities of residence.

Likewise, in case the Applicable Norms change, the Co-obligors oblige themselves in jointly liable solidarity to reimburse the Banks for any new Tax that any of the Banks and/or the Agent has to pay in connection with the Loan Documents, including their interests, overcharges, penalties, and sanctions. The reimbursement will be carried out within ten (10) Working Days following the date in which the Agent realizes said requirement to the Co-obligors.

All the payments over the principal, the interests, and the expenses that the Co-obligors make will be done without deduction or retention of existing or future taxes, nor other applicable Taxes (with the exception of the ones excluded indicated in this same Clause) in Peru or abroad, whichever the case. If the Co-obligors, the Agent or the Banks should implement any retention on account of Taxes, the amounts paid to the Banks will be assumed by the Co-obligors or increased in the necessary sum so that each of them receives the total amount that would correspond if such Taxes did not exist. In like manner, the Co-obligors will hand the Agent the certificate of the corresponding retentions or deductions, within five (5) Working Days following the date in which they have such certificate available, so that the Agent can pass it on to the corresponding Banks, within five (5) Working Days following to having received them.

If the Co-obligors do not meet the payments of Taxes to the competent Governmental Authority, taxes that should have been retained or deducted according to what has been foreseen in this Clause, or if they do not fulfil the sending to the Agent, of the referred documentation in the precedent paragraph immediately, the Co-obligors will, to the sole requirement of the Bank, indemnify the Bank for any Tax, loss or expense in which the Banks will incur as a consequence of such noncompliance of the Co-obligors.

Fourteenth: Agent

14.1.	Appointment and Authorization

(a)	From the first moment, the BCP will be appointed Administrative Agent and Agent of Guarantees (jointly, “Agent”), being authorized to represent and act on behalf of the Authorized Assignees before the Co-obligors and the Existing Subsidiaries in the execution of this Contract and the other Loan Documents.

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(b)	The Agent will not, by reason of their functions, have any limitation in the activities and operations that they may conduct with the Co-obligors or the Existing Subsidiaries, and therefore, they will have all the rights inherent to their responsibility as a bank in virtue of this Contract, and additionally they will be able to conduct, if deemed convenient, any other business with the Co-obligors and the Existing Subsidiaries, whether it is accepting deposits, grant other loans, and in general, participate in any kind of business or operation.

14.2.	Functions of the Agent

(a)	The functions and obligations of the Agent are those expressly established in this Contract. Consequently, the Agent does not have any type of obligation with the Banks beyond those specified in this Contract, and in the other Loan Documents, nor do they have any obligation towards the Co-obligors and the Existing Subsidiaries, beyond what has been written in this Contract.

(b)	The functions of the Agent under the stipulations of this Contract will be carried out under the direction of the Banks in accordance to the procedures established in this Contract, and do not carry any discretion from the Agent; therefore, any manifestation of free will from the Agent expressed within the frame of this Contract will be construed realized on behalf and representation of the Banks.

(c)	The Agent will conduct their functions based in any communication forwarded to them by the Banks and received according to what has been established in this Contract. The Agent will be able to request instructions to the Banks when deemed pertinent and will be able to abstain from acting until such instructions are received. Any action or abstention by the Agent within the frame of this Contract will be fully justified if it is based in an instruction or a communication given by the Banks.

(d)	The Agent will be able to demand the Banks for certain guarantees or indemnities before taking any action, or abstaining to do so according to this Contract, when they fairly consider that upon taking such action or abstention, they can incur in responsibilities not contemplated in their functions as Agent, and will have the right to refuse the execution of any action or abstention until the Banks have granted said guarantees or indemnities.

14.3.	Powers of the Agent

14.3.1.	The Banks authorize the Agent so that in their behalf, representation, and benefit, they carry out all and each of the acts or deeds that correspond to the Agent in the frame of this Contract and the other Loan Documents.

14.3.2.	Without prejudice to what has been indicated in item (a), by means of this document, the Banks grant the Agent the powers that are indicated as follows:

(i)	Require and demand the Co-obligors and the Existing Subsidiaries the compliance of any of the obligations that correspond to them under this Contract and the other Loan Documents, granting them, when applicable, the respective period of remedies foreseen in this Contract.

(ii)	State and communicate the Co-obligors, previously instructed by the Banks, the due date of the compliance of the obligations established in this Contract.

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(iii)	Communicate the Agent the existence of an Event of Noncompliance and request the execution of the Specific Guarantees as they have been established in the corresponding contracts of Guarantees, previous to the fulfilment of what has been established in Numeral 14.5 and in Clause Fifteenth.

(iv)	Delegate the powers conferred herein in the Person(s) designated by the Agent for their exercising.

(v)	Enter and sign, in representation of the Banks, the Contract of Adhesion.

(vi)	Take the following actions related to the Specific Guarantees:

(a) Enter the Specific Guarantees, to the benefit and in representation of the Banks; and adopt any action, or enter any public or private financial instrument that is deemed necessary or convenient, related to what has been foreseen in the Specific Guarantees, exclusively (a) to keep the existence, validity, perfection, and first rank of the Specific Guarantees; and (b) for the execution, sale, or transference, under any modality, of the goods and rights over which the Specific Guarantees are constituted, in the terms and conditions established in the Contracts of Guarantees, in this Contract, and in the Applicable Norms to each Specific Guarantee to the effects of assuring and realizing the payment of the Guaranteed Obligations.

(b) Proceed with the execution or realization of the Specific Guarantees.

(c) Collect and receive the product of the execution of the Specific Guarantees and allocate it to the payment of the Guaranteed Obligations, in accordance to the instructions received from the Banks.

(d) Request, collect, demand, obtain or recuperate any amount in relation to the Specific Guarantees.

(e) Bring about any suits or claims, of judicial or extrajudicial character, or adopt any action deemed necessary or convenient in relation to the Specific Guarantees, their existence and validity, or the exigency of their compliance, in the terms foreseen in the Specific guarantees, to apply them to the payment of the Guaranteed Obligations.

(f) Present any private or public documentation, as well as stand before any Governmental Authority to the effects of constituting and registering the Specific Guarantees, as well as any modification done to the Specific Guarantees.

14.3.3.	In case that, for the exercising of the faculties granted by the Banks to the Agent, detailed in this Clause, it were necessary to grant special faculties, the Agent and the Banks will carry out all the coordination and acts that are necessary to empower the Agent with the respective faculties, having the Co-obligors grant their authorization for the approval of the granting of those faculties, in virtue of this Contract.

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14.3.4.	The Banks expressly state that the faculties granted by means of this Clause will not be construed restrictively, being the Agent able to realize all the acts or actions that turn out to be necessary for the fulfilment of their function.

14.3.5.	Pursuant to what is permitted in article 166 of the Peruvian Civil Code, the Banks expressly authorize the Agent to enter any type of legal act with themselves in complying with the obligations assumed in virtue of this Contract or any other Loan Document. Thus, the Banks give up the right to request the annulment of the legal acts that the Agent enters with themselves.

14.3.6.	The Agent will be able to enter, in case they consider it convenient, any other contract with the Co-obligors so that they perform their functions to their fullest, under what has been stipulated in this Contract.

14.3.7.	The Parties accept that the relationship between the Co-obligors and the Banks in virtue of this Contract and the other Loan Documents will be carried out through the Agent, who, among other aspects, will be responsible without limitative character to:

(i)	Collect and receive any information, communication, notification, and any type of correspondence addressed by the Co-obligors in relation to this Contract and the other Loan Documents.

(ii)	Communicate the Co-obligors the decision of granting periods of remedies given by the Banks, if applicable.

(iii)	Declare, under instructions form the Banks, the anticipated termination of the Loan, accelerating the terms given for its payment.

(iv)	Channel and execute the decisions that the Banks could adopt in respect to the Co-obligors in relation to this Contract and the other Loan Documents.

14.4.	Advice from Experts

(a)	The Agent will be able to ask for advice, at their own expense and that of the Banks, with external consultants, whether they are independent lawyers, public accountants, and other experts hired by them to determine the scope of the dispositions of this Contract, not assuming any responsibility that can originate from the recommendations given by those external consultants, which were required in good faith.

(b)	As well, the Agent will be able to carry out, at their own cost, any action that should be realized under the stipulations of this Contract that requires any expertise that they do not have, through agents and/or representatives.

(c)	The Agent will not be responsible for the actions of such external consultants, agents and/or representatives, unless that, in the process of their selection, they incurred in malice or grave negligence, determined by a final resolution, definitive and unappealable.

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(d)	The hiring of services to which Numeral 14.4 refers to will be previously communicated to the Banks, and the Co-obligors, having the latter assume jointly the costs that such consulting with third parties will generate. To these effects, the agent will attach the communication they send to the Co-obligors, the budget or estimate of such costs.

14.5.	Event of Noncompliance/Default

(a)	Upon the reception of any notice sent by any of the Banks, or any of the Co-obligors, in which the existence of an Event of Noncompliance/Default is communicated, such Event of Noncompliance will be acknowledged by the Parties involved. In case the Agent receives such notification, the Agent will have to notify the other Banks – and the Co-obligors in case of having received the notification from a Bank – and carry out all the actions that are considered necessary in coordination with the Banks.

(b)	The Agent will notify the Banks – and the Co-obligors in case of having received such notification from a Bank – about the occurrence of the Event of Noncompliance within two (2) Working Days after becoming aware of it as it is stipulated in the precedent paragraph, or after having become aware through sources other than those of the Banks or the Co-obligors.

14.6.	Responsibilities of the Agent

(a)	Neither the Agent or any of their affiliates, their respective directors, functionaries, or employees will be responsible for any action taken or not taken in relation to this Contract, insofar they have adopted or not adopted said measure within the terms written in this Contract and/or in accordance with the instructions of the Banks. The obligations of the Agent are related to the means, and not to the results.

(b)	Neither the Agent or any of their affiliates, or their respective directors, functionaries, or employees will be responsible, or will have the duty to confirm, investigate, or verify: (a) any statement, assertion, or declaration done related with this Contract or any of the Disbursements carried out in virtue of this Contract; (b) the compliance or the follow up of any of the agreements or understandings of the Co-obligors, as stated in this Contract; (c) the veracity of any of the Statements and Assertions of the Co-obligors; or (d) the validity or authenticity of the Loan Documents or of any other financial instrument or deed entered, in relation to this Contract.

(c)	The Agent will not be responsible for the damages, prejudices, or losses in general and without any limitations, that the Banks may suffer as a consequence of any omission when acting on their behalf or in he acts carried out or executed for the fulfilment of any agreement adopted by the Banks, unless the Agent had acted (or incurred in omission) with inexcusable guilt or malice in carrying out their obligations under the Applicable Norms, and/or this Contract, which will be determined by final ruling from an arbitral tribunal or competent authority, whichever applies.

(d)	The Banks will accept, in advance, that the Agent will be able to cede their contractual position to any Affiliate, without having to require any additional consent from the Banks. In case the Agent requires to cede their contractual position to a third party different from the aforementioned, the Agent will have to previously have a unanimous approval from the Banks.

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14.7.	Decisions of The Authorized Assignees over the Loan

Each Authorized Assignee, for the mere fact of entering the Contract of Adhesion, acknowledges that they have conducted a revision and analysis of the documents and information related to this Contract, and have assessed and decided their participation in the Loan individually and independently, without relying on information or recommendation given by the Agent or the structurer, or the other Banks.

Each Bank states that has reviewed and accepts all the terms and conditions foreseen in the Loan Documents.

Likewise, each Bank acknowledges that is responsible of their own decisions in participating in the Loan, and that they have carried out on their own, without relying on the Agent or the Structurer, the verifications, and investigations deemed pertinent, including those referred to the financial and credit position of the Co-obligors and of the Existing Subsidiaries, the veracity of the information supplied by the Co-obligors, the assessment and revision of the financial and credit position of the Co-obligors and their Existing subsidiaries, as well as the validity and exigency of the Loan Documents.

14.8.	Payments and Indemnities

The Banks agree to reimburse and/or indemnify the Agent in proportion to the participation assumed by them in the Loan, for any cost, reasonable expense, duly documented (including fees, and disbursements for consulting), claims, suits, actions, or losses that may affect them or that they might have had to pay, derived from their functions in the execution of this Contract.

14.9.	Successor of the Agent

14.9.1.	The Agent will be able to resign to their position, without any liability, if they notify such decision to the Banks, with copy to the Co-obligors (through DBP as their representative as stated in Clause Sixteenth), with at least sixty (60) Working Days in advance to the date in which their resignation becomes effective, subject to what has been established in Numerals 14.9.6 and 14.9.7 of this Clause.

14.9.2.	The Banks will be able to agree themselves on the removal of the Agent, in which case, the following procedure will be followed:

(i)	The unanimous agreement of all the Banks will be required. All the Banks, if it is the case, will send, jointly, a communication to the Agent stating their decision of removing the Agent from the position. The date from which the removal will be effective should be stated in such communication.

(ii)	The silence of any of the Banks, if applicable, will be interpreted as a refusal to the request of substitution of the Agent, by the respective Bank.

14.9.3.	In any case of substitution of the Agent, the Agent will carry out all the acts and will produce all the public and private documents, insofar they become necessary to reflect such situation.

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14.9.4.	In case the Agent resigned, the substitute will be appointed by the Banks following the procedure foreseen in Numeral 15.2.

14.9.5.	In case of removing the Agent, the Banks will be able to establish, in common agreement, a procedure applicable so that, in the same voting act instituted for the removal of the Agent, a substitute is chosen. Upon the disagreement on a procedure to follow, the procedure established in Numeral 15.2 will be observed.

14.9.6.	In any of the cases regulated by this Clause, an Agent of functions should be present. Thus, the Agent obliges themselves to remain in functions insofar the procedure for choosing the new Agent has not finished, and this new Agent takes over the position, unless what is established in the following numeral applies.

14.9.7.	In the case that the designation of the new Agent has not been fulfilled within sixty (60) Working Days counted from the first communication sent to that effect to the Banks, the Agent will conduct the corresponding designation, without incurring in any responsibility on account of this designation. Overall, if this designation were not accepted once the sixty-day Working-Day period has expired, then (a) the resignation of the Agent will be accepted, (b) the Agent will be released from that moment of their functions and obligations in virtue of this Contract, and (c) the Banks, through their representatives subject to what has been established in Clause Fifteenth of this Contract, will fulfil, subsequently, all the functions of the Agent until the Banks designate a new Agent.

14.10.	Collective work of the Banks.

In case there were one or more Authorized Assignees, the rights of the Banks in accordance with this Contract, will be exercised collectively through the Agent in accordance with what is written in this paragraph, except in reference to the cases foreseen in the second paragraph of numeral 11.2 and in item (c) of numeral 14.9.7. In particular, an illustrative title, except with what has been foreseen expressly in such numerals, none of the Banks acting individually will be individually able to adopt decisions that become bonding legally or obligatorily for the Co-obligors, nor send them communications, or exercise collections, or state the existence of Events of Noncompliance, or the remediation of such events, or grant, or extend terms, or excuses.

Fifteenth: Agreements between Banks

15.1.	Other than what has been stipulated in the preceding paragraph, all agreements, decisions, opinions and/or manifestations of will that are required to be adopted and/or expressed by the Banks in virtue of this Contract, will be approved and/or expressed by most of the Banks.

To adopt decisions in relation to the following matters, a unanimous agreement of all the Banks will be required for:

(i)	Any modification in respect to the terms that regularize the payment of the Loan and any modification of the Payment Schedule.

(ii)	Any modification to the Compensatory Interest Rate or the Moratorium Interest Rate.

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(iii)	The approval of any exoneration in respect to the occurrence of an Event of Noncompliance that determines the non-acceleration derived from this Contract as a consequence of such Event of Noncompliance.

(iv)	The approval of any decision in favor of not executing the Specific Guarantees as a consequence of an Event of Noncompliance, or freeing, partially or totally, any part of the Specific Guarantees.

(v)	The removal of the Agent in accordance with Numeral 14.9 of this Contract.

(vi)	Any modification to the Contracts of Guarantee.

(vii)	The authorization of any change in the Effective Control in respect to any of the Co-obligors, or in respect to any of the Existing Subsidiaries.

15.2.	For the agreements adopted between the banks in virtue of this Contract the following procedure will be observed:

15.2.1.	The Agent will send the Banks, each, a notification on the decision that the Banks should adopt accordingly.

15.2.2.	Each one of the Banks will have a period of four (4) Working Days to issue a statement in respect to the notification forwarded by the Agent. The term aforementioned will be computed from the date in which the communication referred to in Numeral 15.2.1 has been received by the respective Bank. Within the time frame aforementioned, each Bank will be able to: (1) request further information linked to the notification; or (2) forward a communication to the Agent indicating their decision in respect to it, as well as the amount Outstanding of Amortization as of the date of the forwarding of the communication to such Bank.

15.2.3.	In case any of the Banks did not communicate their decision within the term established in the preceding Numeral, the measure to be adopted by means of such communications will be considered accepted.

15.2.4.	Within the term of four (4) Working Days counted from the date in which the Agent has received or would have received the communications from all the Banks to which reference has been made in the preceding Numeral 15.2.2, the Agent will determine the decision adopted by the Banks considering the amount Outstanding of Amortization stated by the Banks, with prior consent of the Agent, which will be authorized to correct any material error found.

15.2.5.	Once the aforementioned has been calculated, the Agent will communicate the Banks the decision adopted, and will proceed accordingly.

Sixteenth: Notifications

16.1.	Unless this Contract or the Applicable Norms establish specific formalities, all the notifications and/or communications will be forwarded in writing, delivered in person, and addressed to the persons indicated as follows:

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To Banco de Crédito del Perú, as the Lender (Corporate Banking):

Address:	Calle Centenario N° 156, Urb. Las Laderas de Melgarejo, La Molina, Lima
Email:	mpuelles@bcp.com.pe y amolinari@bcp.com.pe
Attn:	Luis Mauricio Puelles Cáceres y Alejandro Molinari Arroyo

To Banco de Crédito del Perú, as the Agent:

Address:	Av. El Derby 055, Torre 4, Piso 10, Santiago de Surco, Lima
Email:	jcossio@bcp.com.pe; rbalarezo@bcp.com.pe; cyalta@credicorpcapital.com; dkleeberg@credicorpcapital.com
Attn:	Juana Cossío Cavero, Roberto Balarezo Medina, Darío Kleeberg Díaz and Carlos Yalta Sánchez

To the Co-obligors

Address:	Avenida Pedro de Osma 450, Barranco, Lima, Perú
Email:	ed.guimaraes@sierrametals.com / claudio.cubillas@sierrametals.com / danilo.guevara@sierrametals.com
Attn:	Messrs. Edmundo Guimaraes / Claudio Cubillas Zavaleta / Danilo Guevara Cotrina

By means of this document the Co-obligors appoint DBP as their representative, so that they act as their only valid interlocutor between the Agent and/or the Banks in the execution of this Contract; thus, any communication forwarded to the Co-obligors by the Agent and/or the Banks will be considered as received by all the Co-obligors when such communication has been delivered to DBP at the address aforementioned, according to the criteria established in this Clause. As well, any communication that the Co-obligors send to the Agent and/or the Banks will necessarily have to be sent by DBP according with the criteria established in this Clause, establishing that such communication has expressly been consented by the Co-obligors, and therefore, is valid and committing.

The Part that wishes to modify any of the data aforementioned, will have to communicate that decision in writing, through a letter signed by their authorized representative. Any modification will only produce effects if it has been communicated in writing with fifteen (15) calendar days in advance, and that their new domicile is in the city of Lima.

16.2.	In case any of the requirements specified in the precedent paragraph has not been met, the change will not produce any effect whatsoever, and all the communications sent in accordance with the terms aforementioned will be deemed valid and efficiently realized.

16.3.	The Parties clearly state that the use of electronic email will be restricted only for the cases of regular communications that are linked to the rendering of services, and not meaningful and/or material to this Contract. Thus, any meaningful communication material or related to the procedure of solution of controversies in this Contract that is sent electronically via email will be construed carried out only when it has been sent afterwards in writing to the physical addresses mentioned.

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Seventeenth: Expenses

17.1.	All the expenses related to the entering of this Loan Contract and to all the other Loan Documents, reasonably and duly documented, related to the structuring, elaboration of documentation, and implementation of the Loan Documents will be afforded by the Co-obligors jointly.

The expenses covered include, without limitations, the expenses derived from the legal advice of the Agent and/or the Banks in the elaboration or implementation of the Loan Documents and the expenses on the works of the Notary Public (original testimonials, minutes), for the registration of the deeds in the Public Records Office, as applicable, all related to the Loan Contract and the other Loan Documents.

17.2.	Likewise, the Co-obligors will be jointly liable and responsible for the expenses that will originate in virtue of the Loan Documents, as well as for the expenses in which the Agent and/or the Banks will incur for requiring the compliance, judicially or extrajudicially, of the obligations derived from this Contract, including the procedures of execution of the Specific Guarantees and of the Promissory Notes, as well as those of transferences, if applicable.

Eighteenth: Cessions

18.1.	The Parties agree that each of the Banks will be able to cede their contractual position they hold in virtue of this Contract to any Authorized Assignee. The Co-obligated and the Banks, in this act, render their irrevocable consent and authorization to such cessions of contractual position.

18.2.	Likewise, the Parties state that each of the Banks will be able to cede, partially or totally their corresponding rights in virtue of this Contract, without the need of having a consent from the Co-obligors, in accordance with the Law, to any Authorized Assignee.

18.3.	In the cases established in the preceding Numerals 18.1 and 18.2, the transference or cession will not be inferior to US$ 10'000,000.00 (ten million and 00/100 Dollars), nor will it imply greater costs to the Co-obligors (which, in general, will be afforded by the ceding Bank), unless considering what has been foreseen in Clause Thirteenth.

18.4.	All cessions will be effective when they are communicated to the Co-obligors (through DBP as their representative according to Clause Sixteenth), and, as long as, to the satisfaction of the Agent, concerns an Authorized Assignee, and complies with what has been established in the preceding Numeral 18.3.

18.5.	It is stated that in case an Event of Noncompliance has been produced, each of the Banks will be able to cede their rights or their contractual position under what has been stipulated in this Contract to any third party, whether it is an Authorized Assignee or not.

18.6.	The Parties agree that the Co-obligors will not be able to transfer or cede because of any reason or title, their corresponding rights or obligations stipulated in this Contract without previous authorization in writing from the Agent.

Nineteenth: Confidentiality

19.1.	The Parties and their Affiliates will not be able to reveal any confidential information that would have been exclusively given for the entering of this Contract without the previous consent in writing from the Parties, unless (i) it is about their directors, functionaries, employees, agents, external legal advisors and consultants, and others directly involved in the transaction; or (ii) it is required by any Governmental Authority within the frame of the Applicable Norms.

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Twentieth: Indemnification

The Co-obligors are jointly committed in solidarity to indemnify the Agent, the Banks and their respective directors, functionaries, representative, agents, advisors, or employees (each of them, a “Subject of Indemnification”) for all losses, responsibilities, claims, damages, or expense incurred by any of them, derived from, or related directly or indirectly with any investigation, litigation, or any type of procedure related to the operations contemplated in this Loan Contract, as long as such investigation, litigation, or any procedure has been originated in the noncompliance by the Co-obligors, of their obligations in virtue of this Contract, including, among others, legal fees and costs of transactions. The Co-obligors will not be liable to indemnify for those damages originated by grave negligence or malicious behavior of the Subject of Indemnification, determined by a final resolution, definitive and unappealable.

Twenty-first: Modifications and/or Resignation to the Contract

21.1.	Any amendment or modification to this Contract or any consent for the exoneration to the Co-obligors in respect to the compliance of any obligation will be valid and enforceable as long as such amendment, modification, exoneration, or consent is granted in writing and signed by the Agent and the Banks, and, in the case of an amendment or modification to this Contract, it is also signed by the Co-obligors, without prejudice to what has been stated in Clause Fifteenth.

21.2.	No error from the Agent or the Banks to exercise, or any delay in exercising, any right, power, or exoneration under what has been stipulated in the Loan Documents will be considered as a resignation of such rights, powers, or exonerations, or any unique or partial execution of such rights, powers, or exonerations will be considered as an evasion of the exercising of any other right, power or exoneration. The exonerations granted are accumulative and non-excluding of any other exoneration granted by Applicable Norms in the Republic of Peru.

21.3.	Any resignation, exoneration and/or liberation will be construed as interpreted and executed restrictively, and for the specific purposes for which it was granted.

21.4.	If, for any reason, one or more of the dispositions of this Contract were declared invalid and/or ineffective, partially or in its integrity, such invalidity and /or ineffectiveness will not affect the validity and/or ineffectiveness of the remaining dispositions in this Contract.

Twenty-second: Jurisdiction and Applicable Law

22.1.	The Parties agree that for the effects of this Contract, the Applicable Norms of the Republic of Peru will govern.

22.2.	The Parties agree to resolve any doubt, difference, disagreement, litigation, or controversy that could derive from this Contract through direct approach and in good faith.

63

22.3.	However, if according to what has been established in the preceding Numeral 22.2, the doubt, difference, disagreement, litigation, or controversy that could derive from this Contract persisted, included those of their interpretation, execution, invalidity or annulment, they would be resolved by means of an ad hoc arbitral tribunal made out of three (3) members that will necessarily have to be lawyers, conducted in accordance with the Regulations of National Arbitral Procedures enforced by the US Chamber of Commerce in Peru, to whose norms the Parties will subject unconditionally, stating that they have knowledge of them, and accepting them in their integrity.

Each one of the Parties will designate a referee, within fifteen (15) days once the requirement for such designation has been received, these referees in turn will designate the third referee, who will chair the arbitral tribunal. In case one of the Parties did not designate their referee within the period aforementioned, this will be designated by the International Center for Arbitration of the American Chamber of Commerce in Peru (“AmCham”). In case the designated referees by the Parties did not reach agreement in respect to the designation of the third referee within the term of fifteen (15) Working Days counted form the date of the designation of the last referee, the latter will be designated by the AmCham.

22.4	The arbitration will be carried out in the city of Lima, in the Spanish language, and it will last no more than one hundred (100) Working Days, counted from the date of the installation of the arbitral tribunal until the issuance of the respective ruling, being able the arbitral tribunal, exceptionally, and for reasons linked to the probatory evidence only, to extend the term indicated before. The ruling that the arbitral tribunal issues will be final and definitive, unappealable, and of obligatory compliance. The ruling will produce the effects of matter judged.

As well, the expenses and costs of the process will be integrally afforded by the Party or Parties that are not being favored with the decision of the arbitral tribunal, that in addition will set and include such costs and expenses in the ruling.

22.5	An action for annulment against the ruling can only be presented. The Party that puts before the action for annulment and requests the suspension of the execution of the ruling, will have to present before the competent judicial authority, as an indispensable requirement, a letter of guarantee from a bank, unconditioned, irrevocable, and of immediate realization, issued by a bank of prestige with residence in the city of Lima, in favor of the other Party, valid for no less than one year, subject to be renovated and kept valid until the action for annulment has been resolved in full, by the amount of US$50,000 (fifty thousand and 00/100 dollars) to guarantee the compliance of the ruling. This indispensable requirement will be demanded even in the cases in which the sentence, in all or in part, is purely declarative, it is not valued in money, or requires a liquidation or determination that it is not only a mathematical operation.

This letter of guarantee will be returned to the Party that presented the action for annulment only in the case that such appeal is declared founded by consented resolution. In case it is the opposite, the letter of guarantee will be executed by the Party in whose favor it has been awarded and applied as penalty.

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22.6	The Parties agree that in case the intervention of the ordinary judges and tribunals is required, the Parties expressly subject themselves to the jurisdiction of the judges and tribunals of the judicial district of Lima Downton, resigning to the territorial competence that may correspond in virtue of their domiciles.

22.7	For the effects of arbitral proceedings, the Co-obligated will be considered jointly or individually as one Party and the BCP, the Agent and any Authorized Assignee will be considered jointly as the other Party.

Mr. Notary Public, please add all the other Clauses applicable by Law and present these minutes to be registered in the Public Records Office of Lima.

Entered in the City of Lima, on 8 March 2019.

[signature sheet follows]

65

Representing SMI:

Danilo Guevara Cotrina

Representing DBM:

Danilo Guevara Cotrina

Representing DBP:

Danilo Guevara Cotrina

Representing Banco de Crédito del Perú (as the Lender):

Luis Mauricio Puelles Cáceres	Alejandro Molinari Arroyo

Representing Banco de Crédito del Perú (as the Agent):

Roberto Balarezo Medina	Juana Lucy Milagros Cossío Cavero

66

ANNEX 1.1.7

MINING ASSETS

1.	Perú

a.	Mining Concessions

Código	Nombre	Titular	Estatus	Has.	Dpto	Prov	Distrito	Partida Registral	Situación Actual
010000105l	Acumulación Yauricocha	Sociedad Minera Corona S.A.	Titulado	18,777.9238	Lima	Yauyos	Alis / Laraos / Tomas	12216293	Concesión inscrita en SUNARP

Mining Petitions: However the titles of mining concession have not been obtained yet, and, therefore, they cannot be considered appropriately as assets, the process of obtaining these concession authorizations ids ongoing in respect to the following mining concessions: (i) YAURICOCHA 4-D (with code: 010162217), (ii) LUCERO 2016 1 (with code 020000116), (iii) LUCERO 2016 2 (with code 020000216), (iv) LUCERO 2016 3 (with code 020000316), (v) EMMA 2017 H18 (with code 020000817), (vi) EMMA 2017 H28 (with code 020000917), (vii) EMMA 2017 H38 (with code 020001017), (viii) EMMA 2017 H48 (with code 020001117), (ix) EMMA 2017 H58 (with code 020001217), (x) KUNTUR ÑAHUI 5 (with code 010010916).

b.	Concessions of Benefit

Código	Nombre	Titular	Estatus	Capac. /Has.	Dpto	Prov	Distrito	Partida Registral	Situación Actual
P1100383	Planta de Beneficio Yauricocha Chumpe	Sociedad Minera Corona S.A.	Titulado	3,000tmd /148.50 Ha.	Lima	Yauyos	Alis	2027435	Concesión inscrita en SUNARP. Pendiente de inscripción ampliación de capacidad de planta y nuevos equipos

2.	México (Referential)

a.	Mining Concessions whose titles belong to Días Bras Mexicana S.A. de C.V.

Nombre	Área	Título	Inscrito RPM
La Chaparrita	10.00	217751	13/08/2002
La Mesa	718.95	223506	12/01/2005
Luz de Oro	7,688.3633	223386	09/12/2004
Luz de Oro Fraccion 1	47.9420	223387	09/12/2004
La Metalica	279.7570	196875	13/08/1993
La Estrella	196.2125	196873	13/08/1993
La Princesa	68.0760	196872	13/08/1993
Gloria B	117.3367	233049	02/12/2008
Huimayvo	23,369.8634	230230	02/08/2007
Huimayvo fracc 1	720.0000	229056	28/02/2007
Huimayvo fracc 2	148.8042	229057	28/02/2007
Huimayvo Fracc 3	0.0534	230231	02/08/2007

67

Huimayvo Fracc 4	2.9405	230232	02/08/2007
Huimayvo Fracc 5	0.9147	230233	02/08/2007
Base*	23.8090	217584	06/08/2002
Flor de Mayo*	14.4104	224700	31/05/2005
Base 1	3.9276	227657	28/07/2006
San Miguel V	6.5328	227984	26/09/2006
Santa Rita	16.6574	229081	06/03/2007
Sayra I	7.2195	229064	02/03/2007
San Miguel	96.2748	229166	21/03/2007
San Miguel I	98.6218	228484	24/11/2006
San Miguel II	100.00	227363	14/06/2006
San Miguel III	100.00	227364	14/06/2006
San Miguel IV	96.9850	227485	27/06/2006
San Miguel VI	98.9471	228058	29/09/2006
San Miguel VII	52.6440	229084	06/03/2007
Saira	16.00	227365	14/06/2006
Manuel	100.00	227360	14/06/2006
Santa Rita Fracc. I	9.00	229082	06/03/2007
Santa Rita Fracc. II	8.8141	229083	06/03/2007
San Juan	12.3587	218657	03/12/2002
San Juan Fracc. A	0.1727	218658	03/12/2002
San Juan Fracc. B	0.1469	218659	03/12/2002
Norma	12.2977	218851	22/01/2003
Norma 2	1.7561	219283	25/02/2003
Cima	9.9637	217231	02/07/2002
Manuel 1 Fracc A	1.1858	229747	13/06/2007
Manuel 1 Fracc B	1.3425	229748	13/06/2007
Alma	80.4612	227982	25/09/2006
San Bartolo	6.00	150395	30/09/1968
Marisa	5.08	220146	17/06/2003
La India	15.76	150569	29/10/1968
Nueva Recompensa	21.00	195371	15/09/1992
Monterrey	5.4307	183820	22/11/1988
Nueva Santa Marina	16.00	182002	08/04/1988
San Ignacio	3.00	165662	28/11/1979
Promontorio	8.00	163582	30/10/1978
La Perla	15.00	165968	13/12/1979
La Perlita	10.00	163565	10/10/1978
Luís	3.1946	194225	19/12/1991
La Consolidada	22.00	165102	23/08/1979
La Doble Eufemia	9.00	188814	29/11/1990
La Gloria	10.00	179400	09/12/1986
La Indita	9.9034	212891	13/02/2001

68

La Suerte	10.5402	216711	28/05/2002
El Hueco	1.8379	172321	23/11/2003
El Presidente	8.1608	209802	09/08/1999
El Salvador	7.7448	190493	29/04/1991
La Bufa Chiquita	3.6024	220575	28/08/2003
Aguila	4.2772	216262	23/04/2002
Año Nuevo	12.00	192908	19/12/1991
Ampl. Nueva Josefina	18.2468	177597	02/04/1986
El Milagro	26.8259	166580	27/06/1980
Los Pelones	16.3018	166981	05/08/1980
La Ilusión	6.00	166611	27/06/1980
La Hermana de la India	13.1412	180030	23/03/1987
La Rumorosa	20.00	166612	27/06/1980
La Nueva Josefina	10.00	181221	11/09/1987
Mina Vieja	8.25	165742	11/12/1979
Margarita	14.00	165969	13/12/1979
CUSI-DBM	4,716.6621	229299	03/04/2007
CUSI-DBM 02	4,695.1748	232028	10/06/2008
Bronco 1 A	55.6309	240329	23/05/2012
Bronco 1 B	0.8801	240330	23/05/2012
Bronco 2	7.5296	239311	13/12/2011
Bronco 3	8.1186	243011	30/05/2014
Bronco 4	0.5224	239312	13/12/2011
Bronco 5	6.7121	239335	13/12/2011
Bronco 6	9.00	239321	13/12/2011
Zapopa	8.3867	240189	13/04/2012
Bibiana	71.6857	239262	08/12/2011
Sayra	78.6362	239403	15/12/2011

b.	Mining Concessions whose titles belong to EXMIN S.A. DE C.V.

Nombre	Área	Título	Inscrito RPM
Moctezuma	67.4364	226218	01/12/2005
Tati de Oro	7,846.5393	239983	11/01/2005
Santo Niño	338.1307	213777	15/06/2001
Alex	98.0000	224678	31/05/2005
Santa Rosa	95.0000	216232	23/04/2002
Esmeralda 2	68.0000	236454	02/07/2010
Barbara	14,805.3432	230459	04/09/2007
San José	29.0830	231420	26/02/2008
Dolores	10.0771	236188	19/05/2010
Tecolote	11,181.4045	230329	16/08/2007

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c.	Mining Concessions holding buying option (not exercised) in favor of EXMIN S.A. de C.V.

Nombre	Área	Título	Inscrito RPM
5 Estrellas	494.0086	226486	24/01/2006
San Antonio	99.9263	226487	24/01/2006
San Antonio	100.0000	226488	24/01/2006
San Antonio	82.1227	226373	13/01/2006
San Antonio Frac. Sur	41.6345	226376	13/01/2006
San Antonio Frac.Oeste	0.8443	226377	13/01/2006
San Rafael Fracc 1 Norte	115.5930	229301	04/04/2007
San Rafael Fracc 2 Sur	109.8793	229302	04/04/2007

d.	Mining Concessions whose titles are pending of registration and/or regularization, or that are not free of liens.

i.	Días Bras Mexicana S.A. de C.V.

Nombre	Área	Título	Inscrito RPM
La Cascada	1,944.33	222720	27/08/2004
Bolivar III	48.00	180659	14/07/1987
Bolivar IV	50.00	195920	23/09/1992
Piedras Verdes	92.4698	220925	28/10/2003
Mezquital	2,475.41	223019	05/10/2004
Mezquital Fracc. 1	4.73	223020	05/10/2004
Mezquital Fracc. 2	2.4338	223021	05/10/2004
Mezquital Fracc. 3	974.5713	223022	05/10/2004
El Gallo	251.7977	224112	08/04/2005
Bolivar	63.5633	192324	19/12/1991
Alma	87.2041	227650	27/07/2006
Alma I	106.00	226816	09/03/2006
Alma II	91.00	227651	27/07/2006
Cusihuiriachic Dos	87.6748	220576	28/08/2003
Cusihuiriachic	472.2626	240976	16/11/2012
La Mexicana	2.00	165883	12/12/1979

ii.	EXMIN S.A. de S.V.

Nombre	Área	Título	Inscrito RPM
San Guillermo	96.0000	196862	13/08/1993
La Reyna de Oros	8.7703	220184	20/06/2003
La Reyna II	11.1922	220249	02/07/2003
La verde	267.9282	228193	10/10/2006
Ampl. La verde	297.3520	227852	24/08/2006
Tati de Oro Fraccion 2	790.0665	223453	11/01/2005

70

ANNEX 1.1.27

FORMAT FOR THE CONTRACT OF ADHESION

Contract of Adhesion

This document registers the Contract with the name of the Contract of Adhesion (the Contract), entered by:

•	[●], a valid financial entity constituted in accordance with the laws of [●], with domicile to these effects at [●], duly represented by [●], identified with [●], according to the powers registered in [●] (the “Authorized Assignee”) and,

•	BANCO DE CRÉDITO DEL PERÚ holding R.U.C. Nº 20100047218, with domicile at: Av. El Derby Nº 055, District of Santiago de Surco, Province and Department of Lima, represented by [●], identified with [●], and by [●], identified with [●], authorized to these effects according to powers registered with code N° 11009127 in the Registry of Legal Business Entities in the city of Lima ( the “Agent”); in the terms and conditions established in the following clauses:

The terms whose initial letter is a capital letter used in this instrument will carry the same meaning assigned in the Loan Contract to which Clause first of such Contract makes reference.

FIRST: On 8 March 2019, the Agent, in their condition of lender, administrative agent, and agent of guarantees, and Sierra Metals Inc. , Día Bras Mexicana S.A. de C.V. and Dia Bras Perú S.A.C., in their condition of jointly liable Co-obligors (the “Co-obligors”) entered a Mid-Term-Loan Contract for an amount of up to US$ 100’000,000.00 (hereafter, the “Loan Contract”).

SECOND: By means of this instrument the Authorized Assignee adheres expressly to the Loan Contract in the condition of Bank, and additionally:

(i)	Expresses their agreement with all the terms and conditions contained in the Loan Contract without limitation, reservation, or restriction whatsoever, obliging themselves to fulfil all the obligations inherent to the Banks derived from this Contract.

(ii)	States that a revision and analysis of the documents and information related to the Loan Contract have been carried out and have evaluated and decided their participation in the Loan as the result of an individual and independent decision, without relying on information or recommendation supplied by the Agent, nor by the Structurer or the other Banks.

The Authorized Assignee states and accepts that the ceding Bank does not guarantee the existence, or the exigency of the rights and obligations derived from this Loan Contract. Nor it grants any statement or guarantee whatsoever.

(iii)	Ratifies the designation of the Administrative Agent and the Agent of Guarantees in the terms of the Loan Contract.

THIRD: The Banco de Crédito del Perú, in their condition of Administrative Agent will act in representation of the Authorized Assignee for all the effects established in the Loan Contract and in the Loan Documents, asserting as their residence to the effects of any notification being served, the following:

71

Addressee:	[●]

Address:	[●]

Telephone:	[●]

Fax:	[●]

Email:	[●]

FOURTH APPLICABLE LAW AND SOLUTION OF CONTROVERSIES

This Contract is governed and will be construed in accordance with the laws of the Republic of Peru, and any dispute, or controversy will result in the application of the mechanisms of solution established in the Loan Contract.

Entered on [●] [●] [●]

For the Administrative Agent:

[*]	[*]

For the Authorized Assignee:

[●]	[●]

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ANNEX 1.1.33

REFERENTIAL PAYMENT SCHEDULE

	Fecha de Pago	Desembolso	Saldo Inicial	Intereses	Amortización	Cuota	Saldo Final
0	08/03/2019	21,400,000	0	0	0	0	21,400,000
1	10/06/2019	52,350,000	70,000,000	525,521	0	525,521	73,750,000
2	09/09/2019	3,750,000	73,750,000	1,049,650	0	1,049,650	77,500,000
3	09/12/2019	3,750,000	77,500,000	1,103,022	0	1,103,022	81,250,000
4	09/03/2020	3,750,000	81,250,000	1,156,394	0	1,156,394	85,000,000
5	08/06/2020	3,750,000	85,000,000	1,209,766	0	1,209,766	88,750,000
6	08/09/2020	3,750,000	88,750,000	1,277,118	0	1,277,118	92,500,000
7	08/12/2020	3,750,000	92,500,000	1,316,510	0	1,316,510	96,250,000
8	08/03/2021	3,750,000	96,250,000	1,354,723	0	1,354,723	100,000,000
9	08/06/2021		100,000,000	1,439,006	6,250,000	7,689,006	93,750,000
10	08/09/2021		93,750,000	1,349,068	6,250,000	7,599,068	87,500,000
11	08/12/2021		87,500,000	1,245,347	6,250,000	7,495,347	81,250,000
12	08/03/2022		81,250,000	1,143,597	6,250,000	7,393,597	75,000,000
13	08/06/2022		75,000,000	1,079,255	6,250,000	7,329,255	68,750,000
14	08/09/2022		68,750,000	989,317	6,250,000	7,239,317	62,500,000
15	08/12/2022		62,500,000	889,534	6,250,000	7,139,534	56,250,000
16	08/03/2023		56,250,000	791,721	6,250,000	7,041,721	50,000,000
17	08/06/2023		50,000,000	719,503	6,250,000	6,969,503	43,750,000
18	08/09/2023		43,750,000	629,565	6,250,000	6,879,565	37,500,000
19	08/12/2023		37,500,000	533,720	6,250,000	6,783,720	31,250,000
20	08/03/2024		31,250,000	444,767	6,250,000	6,694,767	25,000,000
21	10/06/2024		25,000,000	367,629	6,250,000	6,617,629	18,750,000
22	09/09/2024		18,750,000	266,860	6,250,000	6,516,860	12,500,000
23	09/12/2024		12,500,000	177,907	6,250,000	6,427,907	6,250,000
24	10/03/2025		6,250,000	88,953	6,250,000	6,338,953	0

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Annex 1.1.83

Model of Promissory Note

[text pending approval]

PROMISSORY NOTE

N° ___________________________________

Amount:

Place and Date of Issuance:	Lima, [*] March 2019

Date of Maturity:

We:

•	Sierra Metals Inc., duly represented by Mr.Danilo Guevara Cotrina, identified with DNI N° 29654879, authorized to this effect by power granted and registered with Electronic Registration Folio N° 12770683 in the “Registro de Personas Jurídicas de la Oficina Registral de Lima” (Registry of Legal Business Entities of the Public Records Office of the city of Lima) (“SMI”);
•	Día Bras Perú S.A.C., with RUC (Registro Único de Contribuyentes) N° 20543482316, duly represented by Mr. Danilo Guevara Cotrina, identified with DNI N° 29654879, authorized to this effect by power undergoing process of registration with Electronic Registration Folio N° 12664007 12770683 in the “Registro de Personas Jurídicas de la Oficina Registral de Lima” (Registry of Legal Business Entities of the Public Records Office of the city of Lima) (“DBP”); and
•	Día Bras Mexicana S.A. de C.V., duly represented by Mr. Danilo Guevara Cotrina, identified with DNI N° 29654879, authorized to this effect by power undergoing process of registration (“DBM”, and collectively with SMI and DBP, the “Debtors”)

By means of this promissory note issued in accordance with article 10° of the Law of Securities promulgated through Law N° 27287, we owe, and obligate ourselves solidarily to unconditionally pay to the order of Banco de Crédito del Perú (the “Bank”) or to the person or entity to whom such bank would have transferred this promissory note, the amount of US$ ____________________ ___________________________________ (American Dollars), amount that, upon the maturing of this promissory note, will be necessarily paid in American dollars (“Dollars”), through means of realizing a deposit in the account indicated by the Bank, or in the place in which this promissory note is brought before us, duly completed in accordance with what has been established in the Agreement for the Filling out of the Promissory Note dated [*] March, 2019.

In addition to the amount of this promissory note, we obligate ourselves to pay jointly in solidarity, using funds also readily available in the places aforementioned, a compensatory interest equal to LIBOR + three point fifteen percent (3.15) of the annual effective rate over the principal, which will be accrued from the Date of Issuance until it is paid in full (the “Compensatory Interest Rate”). The Compensatory Interest Rate aforementioned will be calculated on the basis of one year of three hundred and sixty (360) calendar days, considering such interests to be the exact amount of calendar days elapsed in each case, and over the amount of the principal owed.

74

To the effect of determining the Compensatory Interest rate, LIBOR means the average interest rates, to which the deposits of euro/dollars are offered for a term of ninety (90) days in the exchange market of London, registered daily at 11:00 hours (London Time) by the British Bankers Association (BBA) or another competent entity to the effect of - as it appears in the LIBOR page of the monitor of the Informative System of REUTERS, or by default, by the Bloomberg Financial Markets Service (currently the BBAMI page) (adjusted in case it is necessary to the 1/16 nearest superior percentile). The applicable LIBOR interest rate will be the one valid on the date that coincides with the first of the two (2) Working Days preceding the respective Period of Interests, rounded upwards to the nearest number to 1/100 of one percent. If for any reason the LIBOR interest rate of ninety (90) days ceases to be available or were not provided by the BBA- or the competent entity at that moment- and published by the informative system REUTERS, or by default by the Bloomberg Financial Markets Service, on the date of determining the interest rate, the Bank will notify the Debtors (through DBP), and, instead, the Bank itself will determine the LIBOR rate at the date and hour of determination of the interest rate previously mentioned: (a) calculating the arithmetic average (rounding it upwards, in case it were necessary, to 1/16 of 1% or to its decimal equivalent) of such interest rates being offered for the deposits in euro/dollars in the inter-banking market of euro/dollars in London for four (4) of the main commercial banks selected by the Bank, for amounts equivalent to the balance of capital outstanding of payment on the Loan, for amounts equivalent to the balance of the capital outstanding of payment, and for the same term of ninety (90) days.

In case the LIBOR rate of ninety (90) days or, if it were the case, the interest rate determined by the Bank, in accordance to what has been established in the preceding paragraph, were equal to zero or minor to zero, the LIBOR rate of ninety (90) days or the interest rate determined by the Agent, applicable to the respective Period of Interests, will be equal to zero (0).

In case the owed amount is not paid under the stipulations of this promissory note on the date it is due, we obligate ourselves jointly in solidarity to pay moratorium interests at a rate equal to two (2%) percent annual nominal, additionally to the Compensatory Interest Rate aforementioned, that will accrue, automatically from the Due Date of this promissory note until the day it is paid (the “Moratorium Interest Rate”). Likewise, in such case, we will pay jointly in solidarity all the taxes, notary, judicial or extrajudicial expenses, and expenses of any other nature in which the holder of this promissory note can incur, and that are required to be paid. The moratorium interests will be applied over any concept expired and outstanding of payment, and will accrue automatically, without the need of a prior requirement or questioning of any kind.

If during the validity of this promissory note, the Compensatory Interest Rate or the Moratorium Interest Rate to be applied to the amount of it exceeded the maximum interest rates allowed in accordance to what has been established by any imperative norm, it is stated that we will be obligated to pay jointly in solidarity compensatory and moratorium interests according to the maximum interest rate legally permitted.

In accordance with what has been established in article 53 of the Law of Securities, we expressly and irrevocably authorize the Bank so that they can, in case the amount owed had not been paid under the stipulations of this promissory note on the due date or afterwards, authorize the charge, application or compensation of the whole amounts corresponding to the principal, the interests (compensatory and for noncompliance), expenses and commissions, in case there were any, in or against any of the accounts, and any funds, deposits, or securities that we hold in the Bank, or in any of their affiliates or branches in the Republic of Peru and abroad, in any currency applicable depending on the accounts, deposits, or securities in respect to where they are kept, without the need of any previous advice or formality to this effect, exonerating the Bank of receiving any previous or afterwards notification of consent. In case the charge aforementioned is realized to an account in currency different from Dollars, we expressly authorize the Bank, on our own recognition and instructions, to acquire in the exchange market legally available, the Dollars that were necessary to the effects of allocating them to the payment of the amount owed, with charge to any of the accounts in foreign currency or local currency that we own in the Bank.

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In accordance with what has been established in article 52 of the Law of Securities, it is expressly stated that this promissory note does not require to be protested. However, the holder is authorized to protest it on account of not having been paid if they deemed it convenient; in which case we will assume the expenses of such notarized diligence, or of the substituting corresponding formality. The protest can be carried out through notification sent to the common residence of the Debtors as it has been established in this promissory note.

It is established that the obligations contained in this promissory note will not expire even when by fault of the Bank it would have been harmed; thus, constituting what is otherwise regulated in article 1233 of the Civil Code.

All the payments to be carried out according to this this promissory note will be carried out free of, and without deducting current or future taxes, including deductions or retentions to nonresidents. In case we were legally obligated to carry out any deduction or retention, we will pay the additional amounts that are necessary so that the net amount received by the Bank is equal to that amount they would have received if such retentions and deductions had not been carried out , or we will jointly assume the payment of such taxes, and we will pay the amounts applicable directly to the Peruvian Tax Administration Office, or any other competent authority when demanded, so that the amount that the net sum received by the Bank is equal to the one they would have received if the law had not obligated us to make such retentions or deductions.

The amount established in this promissory note, the compensatory interest , and the moratorium interest that correspond, as well as any other amount owed in virtue of this promissory note by the Debtors, will be paid by the Debtors in Dollars, pursuant to article 50 of the Law of Securities, thus constituting this promissory what is otherwise stipulated in article 1237 of the Civil Code.

In case that in the future any legal norm or disposition, establishing that the obligations contracted in foreign currency cannot be paid in such currency, is enacted, the Debtors would not be exonerated from the payment of our obligations contained in this promissory note under no circumstance, and we assume jointly in solidarity as an additional obligation to the obligation of payment derived from this promissory note, to be paid in local currency, the obligation of compensating the Bank for any loss in the exchange rate, so that the obligatory amount to be paid to the Bank will be an amount that is sufficient to acquire, in the available market chosen by the Bank, the same amount of foreign currency to what the due and outstanding debt amount, represented in this promissory note.

Pursuant to article 49 of the Law of Securities, the Debtors expressly authorize the Bank so that they can extend the due date of this promissory note, without requiring the confirmation of the extension by the Debtors. For the extension to be effective, it will be sufficient that such extension is written down in this document without the need of the Debtors to confirm it again. Without prejudice to what has been stated, the Bank will inform the new due date to the Debtors timely and in writing, the noncompliance of which will not harm the validity, efficacy, or enforceability of the promissory note or its extension.

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We expressly subject to the jurisdiction and competence of the Judges and the Courts of the Judicial District of Lima Downtown, resigning to the jurisdiction of our residence, and we declare our residence, to these effects, the one that is indicated as common residence in this promissory note, which is also the address where all the notifications and communications derived from this promissory note should be forwarded.

This promissory note is governed by the laws of the Republic of Peru.

Any reference in the promissory note to the Bank will be construed, as it corresponds, exercised upon any holder of it, whether they have acquired it by endorsement, or by any other modality allowed by law.

In this act, the Debtors state that we have received a copy of this promissory note to our thorough and complete satisfaction. This promissory note will be cancelled and returned once it has been paid in full.

The Debtors indicate their common residence for the effects of this promissory the following:

Avenida Pedro de Osma 450, Barranco, Lima, Perú.

This promissory note has two (2) pages that constitute its unique instrument.

Place and date of Issuance: Lima, [*] March 2019.

Sierra Metals Inc. Name: Danilo Guevara Cotrina Position: Representative DNI No. 29654879	Dia Bras Perú S.A.C. Name: Danilo Guevara Cotrina Position: Representative DNI No. 29654879

Dia Bras Mexicana S.A. de C.V.
Name: Danilo Guevara Cotrina
Position: Representative
DNI No. 29654879

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AGREEMENT FOR THE FILLING OUT OF THE PROMISSORY NOTE

By means of this document, representing one Party:

•	Sierra Metals Inc., with residence at Avenida Pedro de Osma 450, Barranco, Lima, Peru, duly represented by Mr.Danilo Guevara Cotrina, identified with DNI N° 29654879, authorized to this effect by power granted with Electronic Registration Folio N° 12770683 in the the “Registro de Personas Jurídicas de la Oficina Registral de Lima” (Registry of Legal Business Entities of the Public Records Office of Lima) (“SMI”);
•	Día Bras Perú S.A.C., with RUC (Registro Único de Contribuyentes) N° 20543482316, duly represented by Mr. Danilo Guevara Cotrina, identified with DNI N° 29654879, authorized to this effect by powers undergoing process of registration with Electronic Registration Folio N° 12664007 12770683 in the the “Registro de Personas Jurídicas de la Oficina Registral de Lima” (Registry of Legal Business Entities of the Public Records Office of Lima) (“DBP”); and
•	Día Bras Mexicana S.A. de C.V., duly represented by Mr. Danilo Guevara Cotrina, identified with DNI N° 29654879, authorized to this effect by power undergoing process of registration (“DBM”, and collectively with SMI and DBP, the “Debtors”)

Representing the other Party:

-	Banco de Crédito del Perú, with RUC N° 20100047218, with residence at 156 Calle Centenario, Urb. Las Laderas de Melgarejo, district of La Molina, province and department of represented by [*] identified with DNI N° [*], and [*], identified with [*], both authorized to the effect by the powers registered with codes [*], in the Electronic Registration Folio N° 11009127 of thethe “Registro de Personas Jurídicas de la Oficina Registral de Lima y Callao” (Registry of Legal Business Entities of the Public Records Office of Lima and Callao) (hereinafter, the “Bank”);

Considering that the Mid-Term Loan Contract dated [*] March 2019, entered between the Debtors as co-obligors, the Banco de Crédito del Perú, as lenders, and the Banco de Crédito del Perú, as Administrative Agent and as Agent of Guarantees, authorizes the Bank to complete the Promissory Note; the Parties expressly agree that the Bank will fill out the blank spaces in the Promissory Note issued on [*] March 2019, by the Debtors in favor of the Bank, in accordance with the instructions detailed as follows:

1.	The Promissory Note will be completed by the Bank when the obligations which the Bank has the right to represent in the Promissory Note become mature, placing the due date in the blank space of the Promissory Note, in reference to the due date. The due date will be the date in which the Promissory Note is filled out by the Creditor.

2.	The Bank will be able to complete the Promissory Note with the amount of all and each of the outstanding obligations that the Debtors have in respect to the Bank on the due date (the “Amount”).

To determine the quantity of the amount, the Bank will make, on the date of filling out the Promissory Note, a report of liquidation of all the obligations outstanding of payment by the Debtors under what has been stipulated in the Mid-Term Loan Contract aforementioned, including, among others, the following concepts: (i) the principal owed, (ii) the compensatory interests accrued; and (iii) the moratorium interests that could have been accrued; and (iv) the commissions, expenses, costs, and any other payment obligation of the debtors in favor of the Bank.

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Once the Bank has completed the liquidation aforementioned and determines the amount of the Promissory Note on the due date determined by the Bank, they will proceed to write down such amount in the blank space of the respective Promissory Note, in reference to the amount.

3.	To the effects of completing the Promissory Note, the Parties consent that the Bank will not require the approval or the consent of the Debtors, or of any third party, or from any resolution or sentence issued by a judge, a court, or a Governmental Authority.

4.	In case the Promissory Note issued by the Debtors in favor of the Bank is transferred by the Bank to one or more third parties before completion, the latter will be subjected to all the instructions applicable to the Bank, established in this document.

5.	This document is governed by the laws of the Republic of Peru, and it is written in accordance with Article 10° of the Law of Securities (Law N° 27287).

This document is entered in Lima on [*] March 2019.

Sierra Metals Inc. Name: Danilo Guevara Cotrina Position: Representative DNI No. 29654879	Dia Bras Perú S.A.C. Name: Danilo Guevara Cotrina Position: Representative DNI No. 29654879

Dia Bras Mexicana S.A. de C.V. Name: Danilo Guevara Cotrina Position: Representative DNI No. 29654879

For the Bank:

BANCO DE CRÉDITO DEL PERU Name: [*] Position: representative	BANCO DE CRÉDITO DEL PERU Name: [*] Position: Representative

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ANNEX 1.1.103

FORMAT USED TO REQUEST DISBURSEMENTS

Part A –Disbursement DPB

Date [●] [●] [●]

Messrs.

Banco de Crédito del Perú

Calle Centenario 156, Urb. Las Laderas de Melgarejo, La Molina

Lima.-

Att:	[INCLUDE NAME]

Dear all:

In respect to the loan contract dated 8 March 2019, entered between Sierra Metals Inc., Día Bras Perú S.A.C. and Bras Mexicana S.A. de C.V., as co-obligors jointly liable (the “Co-obligors”), and Banco de Crédito del Perú, as lender, Administrative Agent and Agent of Guarantees (hereinafter, the “Loan Contract”), and to the effects of meeting the precedent condition for any Disbursement DBP against the Loan, detailed in Clause 6.2 of the Loan Contract, by means of this letter, we request the Agent so that they carry out the following Disbursement DBP under the following terms:

•	Amount: [US$70,000,000.00]

•	Date of Disbursement: [●]

•	Deposit in account: BCP Nº[[*]], CCI [*] owned by Dia Bras Perú S.A.C.

In accordance with Clause Second of the Loan Contract, the funds subject of this disbursement will be used to:1

(i)	Pay part of the outstanding balance of the debt that DBM has to Corona, or the amount of US$ 8’000,000.00 (eight million and 00/100 Dollars);

(ii)	Pay DBM debts related to financing received from third parties and the acquisition of royalties for a total amount of US$ 2’200,000.00 (two million and two hundred thousand and 00/100 Dollars);

(iii)	To finance the CAPEX of DBM, Exmin, Servicios de Minería and Bolívar, for an aggregated amount of US$ 2’800,000.00 (two million eight hundred thousand and 00/100 Dollars);

(iv)	For corporate uses in SMI, for an amount of up to US$ 8’400,000.00 (eight million four hundred thousand and 00/100 Dollars); or

1        Note: to be completed as it corresponds to the DBP Disbursement.

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(v)	To pay the outstanding balance of the debt DBP has to BCP, derived from: (a) the loan contract whose integral modification was entered on 4 August 2015, with an outstanding balance owed of US$ 33’000,000.00 (thirty-three million and 00/100 Dollars); (b) a line of credit granted to DBP by the BCP in August 2017 with an outstanding balance owed of US$ 15’000,000.00 (fifteen million and 00/100 Dollars); and (c) the unpaid accrued interests of US$ 600,000.00 (six hundred thousand and 00/100 Dollars), and, if it is the case, to afford the costs of breaching of funding of (a) and (b), whose amount will be confirmed by the Agent.

The terms in this document that are written with the first letter in Capital letters will have the meaning attributed to them in the Loan Contract.

Sincerely,

Día Bras Perú S.A.C.

[*]

As the representative of the Co-obligors in accordance with Clause Sixteenth of the Loan Contract.

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Annex 1 – Liquidation of accrued and unpaid interests, and costs of breaching the funding

The Administrative Agent will have to pay the amount detailed below to the BCP:

[To be completed]

82

ANNEX 1.1.103

FORMAT USED TO REQUEST DISBURSEMENTS

Part B –Disbursement SMI

Date [●] [●] [●]

Messrs.

Banco de Crédito del Perú

Calle Centenario 156, Urb. Las Laderas de Melgarejo, La Molina

Lima.-

Att:	[INCLUDE NAME]

Dear all:

In respect to the loan contract dated 8 March 2019, entered between Sierra Metals Inc., Día Bras Perú S.A.C. and Bras Mexicana S.A. de C.V., as co-obligors jointly liable (the “Co-obligors”), and Banco de Crédito del Perú, as lender, Administrative Agent and Agent of Guarantees (hereinafter, the “Loan Contract”), and to the effects of meeting the precedent condition for any Disbursement DBP against the Loan, detailed in Clause 6.2 of the Loan Contract, by means of this letter, we request the Agent so that they carry out the following Disbursement DBP under the following terms:

•	Amount: [●]

•	Date of Disbursement: [●]

•	Deposit in account: BCP Nº[[*]], CCI [*] owned by Sierra Metals Inc.

In accordance with Clause Second of the Loan Contract, the funds subject of this disbursement will be used to:2

(vi)	To finance the CAPEX of DBM, Exmin, Servicios de Minería and Bolívar, for an aggregated amount of US$ 17’200,000.00 (seventeen million two hundred thousand and 00/100 Dollars);

(vii)	To pay the outstanding balance in the DBM debt to Corona for an amount of US$ 11’600,000 (eleven million and six hundred thousand and 00/100 Dollars); and

(viii)	For corporate uses in SMI, for an amount of up to US$ 1’200,000.00 (one million two hundred thousand and 00/100 Dollars

The terms in this document that are written with the first letter in Capital letters will have the meaning attributed to them in the Loan Contract.

Sincerely,

Día Bras Perú S.A.C.

[*]

As the representative of the Co-obligors in accordance with Clause Sixteenth of the Loan Contract.

2        Note: to be completed as it corresponds to the DBP Disbursement.

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ANNEX 6.1.7

INSURANCE POLICIES

Póliza de Seguro	Número	Compañía de Seguros	Período de Cobertura
Commercial General Liability Policy	CSINT1700347	Rimac Seguros y Seguros Afirme	30/04/18 – 30/04/19
Contingent Protective Policy	01429300	TOKIO Marine HCC	30/04/18 – 30/04/19
Crime Policy	CMTOAA4974004	Liberty International Underwriters	30/04/18 – 30/04/19
Director’s and Officer’s Liability Policy	CAF000621180M	Allianz Global Risks US Insurance Company	30/04/18 – 30/04/19
Director’s and Officer’s Liability Policy (internacional)	CAF000621180M	Allianz Global Risks US Insurance Company	30/04/18 – 30/04/19
Excess Director’s and Officer’s Liability Policy	DOX028440	CHUBB INSURANCE COMPANY OF CANADA	30/04/18 – 30/04/19
Marine Cargo Policy	45781157	AIG INSURANCE COMPANY OF CANADA	30/04/18 – 30/04/19
Property Policy	23083312	AIG INSURANCE COMPANY OF CANADA	30/04/18 – 30/04/19
Side A DIC Directors' & Officers' Liability policy	ABX0058453-03	Arch Insurance Canada Ltd.	30/04/18 – 30/04/19
Travel Medical policy	9907-70-71	CHUBB INSURANCE COMPANY OF CANADA	01/05/18 – 01/05/19
Multiriesgo	1301-530139	Rímac Seguros y Reaseguros	30/04/18 – 30/04/19
Responsabilidad Civil	1201-528810	Rímac Seguros y Reaseguros	30/04/18 – 30/04/19
Vehicular	2101-785248	Rímac Seguros y Reaseguros	30/03/18 – 30/03/19
Transportes	15043989	Pacífico Compañía de Seguros y Reaseguros	30/04/18 – 15/06/19

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ANNEX 6.2.1

CERTIFICATE OF COMPLIANCE OF OBLIGATIONS

Lima, Date [●] [●] [●]

Messrs.

Banco de Crédito del Perú

Calle Centenario 156

La Molina.-

Att:	Mr. [*]

Reference: Certificate of Compliance of the Obligations for [Disbursement DBP/SMI]

Dear all:

We are writing to you in reference to Clause [6.2 / 6.3] of the Loan Contract dated 8 March 2019 (hereinafter, the “Loan Contract”), entered between Sierra Metals Inc., Día Bras Perú S.A.C. and Día Bras Mexicana S.A. de C.V. as Co-obligors jointly liable (hereinafter, the “Co-obligors”), with Banco de Crédito del Perú (hereinafter, “BCP”). The terms in this Certificate that begin with a Capital letter that ae not defined carry the meaning assigned in the Loan Contract.

By means of this sworn statement, on behalf and in representation of the Co-obligors we certify the following:

(i)	The Co-obligors and the Existing Subsidiaries find themselves in compliance and rightfully observing the obligations that they have assumed in virtue of the Loan Contract and the other Documents of the Loan of which they are part;

(ii)	No Event of Noncompliance has been produced in respect to the Loan Contract and the other Loan Documents, nor has there been a fact or an event that because of the mere passing of time, in the delivering of a notification, or both, is reasonably going to configurate an Event of Noncompliance;

(iii)	The Statements and Assertions stated by the Co-obligors as part of the Loan Contract are true, valid and existing, as of today; and

(iv)	The Co-obligors and the Existing Subsidiaries, whichever applies, have obtained and kept valid all the concessions, authorizations, licenses, permits, and rights that are necessary or applicable to the corresponding activities of the Co-obligors and their Existing Subsidiaries, and whose absence could be susceptible of, and likely to produce a Substantially Adverse Effect.

Without any further comments.

Sincerely,

Sierra Metals Inc.	Día Bras Perú S.A.C.

Dia Bras Mexicana S.A. de C.V.

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ANNEX 6.2.11

FORMAT OF AGREEMENT OF SUBORDINATION

Agreement of Subordination

This document is written to establish an agreement of subordination (the “Agreement”) entered by:

-	Sierra Metals Inc., an existing society, duly constituted and registered under Canadian law, in the province of Ontario, with residence to these effects at 61 Bay St. Suite 4260, P.O. Box 200, Toronto, Ontario, M5J2S1, Canada, duly represented by _____________identified with National Document of Identity N° ________, according to the pertinent powers registered with code A006 in the Electronic Registry Folio N° 12770683 in the Registry of Legal Business Entities of the Office of Public Records of Lima, hereinafter, “SMI”;

-	Día Bras Mexicana S.A. de C.V., an existing society registered under the law of the Republic of the United States of México (Estados Unidos de Mexico), with residence to these effects at Blas Cano de los Ríos Nº 500, Col. San Felipe, Chihuahua, Chihuahua, C.P. 31203, México duly represented by Mr.____________ identified with National Document of Identity N°___________, according to the powers granted [*], hereinafter, “DBM"

-	Día Bras Perú S.A.C., identified with RUC Nº 20543482316, with residence at 450 Pedro de Osma Avenue, district of Barranco, province and department of Lima, duly represented by [*], identified with National Document of Identity N° [*] according to the pertinent powers registered the Electronic Registry Folio N° [*] in the Registry of Legal Business Entities in the Office of Public Records of Lima, hereinafter, “DBP”, and collectively with DBM and SMI the “Co-obligors”; and;

-	The persons that are identified in Appendix 1 of this Agreement, duly represented by their representatives identified therein, and with their residences written in such annex (the “Subordinate Creditors”).

The terms in this document that are written with the first letter in Capital letters will have the meaning attributed to them in the Loan Contract, whose reference is made in the fist clause of this agreement.

The Agreement is entered according to the following terms and conditions:

First: Priors

1.1.	The Co-obligors have contracted pecuniary obligations with Banco de Crédito del Perú and any entity that acquires partially or totally the contractual position, the rights, and/or the obligations of it (the Banco de Crédito individually, and together with such assignees, the “Bank”) in virtue of the mid-term loan contract entered between the Co-obligors and the Bank on 8 March 2019, up to an amount of US$ 100’000,000.00 (one hundred million and 00/100 Dollars) (the “Loan Contract”).

In the future, all the obligations of the Co-obligors to the Bank or any successor or assignee of the Bank, derived from the Loan Contract, including, without limitations, the obligations in respect to the capital, compensatory interests, moratorium interests, commissions, costs, expenses, indemnifications, and any other concept, will be denominated the “Preferential Obligations”.

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1.2.	The Co-obligors oblige themselves to have all the financing obligations between the Co-obligors, between the Co-obligors and the Existing Subsidiaries, and between the Existing Subsidiaries, are subordinate, in terms of payment and in general, to the Preferential Obligations.

Second: Objective of the Agreement

2.1.	By means of this act, the Subordinate Creditors agree unconditionally and irrevocably that the payment of any debt (different from the dividends) that any of the Co-obligors had contracted or could contract in the future with the Subordinate Creditors (the “Subordinate Debt”), is and will be subordinate, in terms of payment and in general terms, to the preferential payment of the Preferential Obligations.

2.2.	The subordination to which the preceding Numeral 2.1 refers implies the following:

(i)	The payment of such Subordinate Debt will be subordinate to the preferential payment of the Preferential Obligations in such a way that, in case an Event of Noncompliance/Default happened or an event that only with the passing of time, the handing of a notification, or both, would configurate an Event of Noncompliance (hereinafter any of them, a “trigger Event”): prior and in writing to the Bank: (i) the enforceability of all the Subordinate Debt will be suspended in all rights; (ii) the Subordinate Creditors commit not to require, request, or demand from the Co-obligors, whether directly or indirectly, payment of any amount over the Subordinate Debt, whether in cash or in species, or under any other modality; and (iii) the Co-obligors commit not to pay the Subordinate Creditors, directly or indirectly any amount of the Subordinate debt, whether in cash or in species, or under any other modality.

(ii)	As long as a Trigger Event does not happen, the Co-obligors will be able to pay the Subordinate Creditors (and the Subordinate Creditors will remain authorized to receive payment) that part of the Subordinate Debt whose payment does not have as consequence the generation of an Event of Noncompliance, or a Substantially Adverse Effect in respect of all or any part of the Preferential Obligations.

2.3.	To the effects of this subordination, are included within the concept of Subordinate Debt, any and all amounts that the Co-obligors owe at any moment to the Subordinate Creditors, including, without limitations, any amount of the principal, the interests (compensatory and/or for noncomplying), commissions and penalties, costs or expenses. Likewise, any judicial procedure that originates the partial or total extinction of the Subordinate Debt, including, but without limitations, payments in cash or in species, compensations, novation, transactions, subrogation, refinancing of obligations, among others, is construed as Subordinate Debt.

2.4.	In case that, for any reason the Subordinate Creditors received payment for a Subordinate Debt in contravention to what has been foreseen in this Agreement, they will find themselves obliged to immediately give the Bank the total amount received, without prior requirement, plus the compensatory and moratorium interests that have been accrued from the date of reception of such funds and the effective date of their allocation to the Agent, considering to that effect the maximum compensatory and moratorium interest rates permitted by law. In this case, the Subordinate Creditors will have the character of depositaries in respect to the funds they could have unduly received.

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2.5.	The Subordinate Creditors oblige themselves not to cede, cause or allow that any of their rights or their contractual position in the Subordinate Debt are ceded; as well as to keep the total ownership of the rights and obligations contracted under such Subordinate Debt until payment in full for the Preferential Obligations has been executed. Likewise, the Subordinate Creditors will not be able, and oblige themselves not to subrogate in respect to the rights that the Bank holds in respect to the Co-obligors, until the Preferential Obligations have been paid in full.

2.6.	Without prejudice to the subordination agreed in this agreement, and accepted by the Subordinate Creditors, the Co-obligors commit not to carry out any payment, and under any circumstance, to any other person that qualifies or could qualify as a “Subordinate Creditor”, that had not entered this Agreement, without the written and prior consent of the Bank.

Third: Stipulation in favor of Third Parties

3.1.	The Subordinate Creditors and the Co-obligors state that this Agreement is valid and bonding to them, and that the obligations derived from it constitute obligations that are valid, effective, and demandable by the Bank in respect to the Subordinate Creditors and the Co-obligors.

3.2.	The Subordinate Creditors and the Co-obligors agree and acknowledge that all the obligations established in this Agreement have been agreed upon in benefit and in favor of the Bank, for which they recognize the right of the Bank to demand their compliance to each one of them.

3.3.	The Subordinate Creditors and the Co-obligors agree that the Bank will be able to transfer or cede their rights or their contractual position (totally or partially) that corresponds to them in merit of this Agreement to any assignee. To that effect, the Subordinate Creditors and the Co-obligors grant their anticipated consent by means of this act.

3.4.	The Subordinate Creditors and the Co-obligors commit to enter and grant all the other documents, and to carry out all the other acts that the Bank could reasonably request from them to make this Agreement fully effective.

This Agreement will not undergo any modifications nor will it be breached without the previous consent of the Bank.

Fourth: Diverse Stipulations

4.1.	This Agreement will be valid from the date it is entered and until the totality of the Preferential Obligations have been paid in full.

4.2.	This Agreement is governed by the laws of the Republic of Peru.

4.3.	Any discrepancy or controversy that may arise between the Co-obligors, the Subordinate Creditors, and/or the Bank in relation to the interpretation, execution, validity, or effectiveness of this Agreement, including those related to their arbitral clause, will be resolved through arbitration as regulated by the National and International Regulations of Arbitration of the American Chamber of Commerce in Peru, to whose administration the Parties consent.

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The arbitration proceedings will be chaired by an Arbitral Tribunal of three (3) members that will necessarily have to be lawyers.

If the Parties in conflict were two (2), each one of them will designate a referee, and the third referee will be designated in common agreement by the two referees already designated. If any of the Parties in conflict does not appoint their referee in the term of ten (10) Working Days after having received the written request from the Party that has requested the arbitration, the designation will be done by the Center of Arbitration. If the two (2) referees did not agree on the designation of a third referee in the term of ten (10) Working Days after having appointed the last referee, the designation will be done by the Center of Arbitration and Reconciliation aforementioned, to whose norms the Parties consent unconditionally, stating that they know them and fully accept them.

In case that, for any reason, a substitute referee was designated, this one will be designated observing the same procedures aforementioned.

The expenses and costs of the corresponding arbitral process will be integrally afforded by the Party which lost. In case the tribunal does not determine a winning side, the expenses originated in this process will be afforded prorated by the Parties in the proportions assigned by the Arbitral Tribunal, if not, in equal parts by each of them.

The arbitral proceedings will take place in the city of Lima, in Spanish. The arbitral ruling will be definitive and unappealable.

In case the intervention of the Judiciary System for help or assistance is required, the Parties subject to the judges and courts of the Judicial District of Lima Downtown, exonerating themselves from the jurisdiction of their residence.

In case that one of the Parties decided to present an injunction for annulment against the arbitral ruling before the Courts in the Judicial System, they will have to constitute a letter of guarantee from a bank, unconditioned, of automatic realization, granted by a bank of first rank with residence in Lima, equivalent to the amount US$500,000.00 (five hundred thousand and 00/100 Dollars), which will be executable in case such arbitral ruling, in definitive sentencing, were not declared founded. Such letter of guarantee from a bank must be valid during the time in which the process is being carried out, subject to being renovated up to three (3) months after the injunction of arbitration for annulment has been resolved.

Entered in Lima, on [*] [*] [*].

[•]

[•]	[•]

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Appendix 1

SHEET OF SIGNATURES FOR THE SWORN STATEMENT OF SUBORDINATION3

The persons whose names are written down in this format in Appendix 1 state that they know the terms and conditions of the Agreement of Subordination, of which this document is part of, and accept the subordination of their debts to the Co-obligors, constituting themselves in Subordinate Creditors in the terms therein.

Name/Company Name	D.N.I./R.U.C.	Number of Public Records Registration	Signature of the Representative(s)

3 Note: The Co-obligors will also be included as Subordinate Creditors among themselves.

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ANNEX 8.13

LITIGATIONS OVER TAX MATTERS OF THE CO-OBLIGORS AND THE EXISTING SUBSIDIARIES

Sociedad Minera Corona S.A.:

a)	Process of appeal with dossier number 3302-2011 related to Profit Taxes corresponding to the fiscal year 2002. In the lower Court of first instance in SUNAT, it was ruled partially founded, thus, they lifted the claims partially. Because of the observations that the Peruvian Fiscal Administration has kept, Corona has presented a recourse of appeal before the Fiscal Tribunal. For certainty, in such recourse it is pointed out that SUNAT not only has not accredited the market consumers value of the merchandise exported (mineral concentrate), but neither have they accredited the value market of the insurance and the ocean freight, whose amount deducted by Corona has been unfoundedly questioned. However, the value of the merchandise delivered in respect to the local sales has been indicated. Similarly, in what refers to the lack of knowledge when considering the bonuses granted to employees as expenses, Corona points out that other than what SUNAT alleges, they (Corona) did meet with the generality and reasonableness demanded for the deduction of such concept.

b)	Process of appeal with dossier number 13045-2012 related to the taxes over Profits corresponding to the fiscal year 2007. Corona maintains that as for the questioning in respect to the special bonus, the criteria of the generality was met, and therefore, the expense is perfectly deductible, since the observations formulated by SUNAT are not based in the actual facts, but in the questioning of the managing faculty of the company. Similarly, concerning the lack of knowledge of the adjustments carried out over prices of the concentrates of mineral even when the operations of exportation were carried out under different conditions to those originally agreed upon, Corona points out that such operations – in which rollback was applied- a lesser price was not determined in respect to the market value, thus the questioning from SUNAT has no valid support. Likewise, Corona points out that the questioning to the mechanism used to obtain a fiscal neutral effect in the case of the provision due to devaluation of goods is not adjusted to legality, since it is all about a reversion of a provision. Finally, as far as the questioning to the determination of installment payments, Corona points out that it is not a matter for SUNAT to consider the provisions realized in the accounting books for that effect since the concepts construed as provisions for indemnifications do not correspond to matured income. Thus, Corona filed an injunction of claim against the resolutions aforementioned, having been declared unfounded in the lower court of first instance, which resulted in the submission of a recourse of appeal before the Fiscal Tribunal.

c)	Process of appeal with dossier number 15826-2013 related to the taxes over Profits corresponding to the fiscal year 2008 for an alleged wrong deduction of net taxable profit given by a provision of devaluation of goods. The dispute is around the decrease of the balance in favor of the fiscal year due to the lack of knowledge of SUNAT of such deduction (30% of its amount), even though in respect to taxes the amount of such provision was also considered an income so that the fiscal effect resulted to be neutral. Corona presented a recourse of claim before SUNAT, which has been declared unfounded, thus, we have presented a recourse of appeal before the Fiscal tribunal. Incidentally, as a subsequent fact, we should report that, afterwards 31 December 2018, and as a consequence of the recourse of appeal, the Fiscal Tribunal has revoked the resolution issued by SUNAT, and consequently, has left the questioning without effect.

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ANNEX 9.1.6

FORMAT OF CERTIFICATE OF PERIODIC COMPLIANCE

Lima, Date [●] [●] [●]

Messrs.

Banco de Crédito del Perú

Calle Centenario 156, Urb. Las Laderas de Melgarejo, La Molina

Lima.-

Att:	Mr. [*]
Mr. [*]

Reference: Certificate of Periodic Compliance

Dear all:

We are writing to you in reference to Clause 9.1.6 of the Loan Contract dated 8 March 2019 (hereinafter, the “Loan Contract”), entered between Sierra Metals Inc., Día Bras Perú S.A.C .and Día Bras Mexicana S.A. de C.V. as the Co-obligors (hereinafter, the “Co-obligors”) and Banco de Crédito del Perú (hereinafter “BCP”). The terms that begin in a Capital letter in this document that are not defined carry the meaning assigned to them in the Loan Contract.

By this letter, in our condition of representatives of the Co-obligors according with has been foreseen in Clause Sixteenth of the Loan Contract, on behalf and in representation of the Co-obligors, we state under oath that the Co-obligors have been fulfilling and rightfully observing all and each of the obligations that they have assumed in virtue of the Loan Contract.

Without any further comment at the moment.

Sincerely,

Día Bras Perú S.A.C.

[*]

General Manager

As representative of the Co-obligors pursuant to what has been foreseen in Clause Sixteenth of the Loan Contract

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ANNEX 9.1.19

LISTING OF THE EXTERNAL AUDITORS

1.	Medina, Zaldivar, Paredes & Asociados (Ernst & Young)

2.	Dongo-Soria, Gaveglio y Asociados (Price Waterhouse Coopers)

3.	Caipo y Asociados S.C. (KPMG)

4.	Gris, Hernández y Asociados S.C. (Deloitte Touche Tohmatsu)

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